Exhibit 2.1

STOCK PURCHASE AGREEMENT

Dated December 30, 2009,

by and among

General Physics Corporation,

and

PerformTech, Inc.,

the

Stockholders Listed on Schedule A Hereto

and

Emma M. Lopo-Sullivan and Catherine G. Moran,

as Seller Representatives

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT, is made as of December 30, 2009, by and among General Physics Corporation, a Delaware corporation (the “Purchaser”), on the one hand, and PerformTech, Inc., a Maryland corporation (the “Company”), the stockholders listed on Schedule A hereto (each a “Stockholder”, collectively the “Stockholders” and, together with the Company, the “Sellers”) and Emma M. Lopo-Sullivan and Catherine G. Moran as the Sellers’ representatives (the “Seller Representatives”), on the other hand.  Certain capitalized terms used herein are defined in Article I below.

W I T N E S S E T H :

WHEREAS, the Stockholders own one hundred percent (100%) of the issued and outstanding Capital Stock of the Company; and

WHEREAS, the Purchaser desires to acquire from the Stockholders, and the Stockholders desire to sell to the Purchaser, all of the Capital Stock of the Company issued and outstanding immediately prior to the Closing (the “Acquired Shares”), in each case upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants which are to be made and performed by the respective Parties, the receipt and sufficiency of which are hereby acknowledged, each of the Parties hereto, intending to be legally bound, hereby agrees as follows:

ARTICLE I.
DEFINITIONS

1.1.          Definitions.  As used in this Agreement, the defined terms set forth below have the respective meanings set forth below.

“§338(h)(10) Elections”: has the meaning specified in Section 7.9(a) hereof.

“338 Escrow Amount”: means One Million Five Hundred Thousand Dollars ($1,500,000).

“2010 Revenues”:  means Earnout Revenues for Earnout Year One.

“2010 Target”:  has the meaning specified in Section 2.4(a) hereof.

“2011 Revenues”:  means Earnout Revenues for Earnout Year Two.

“2011 Target”:  has the meaning specified in Section 2.4(b) hereof.

“Acquired Shares”:  has the meaning specified in the Recitals hereof.

“Acquisition Proposal”:  means any proposal or offer to acquire all or a substantial part of the assets, business or properties of the Company or any Capital Stock of the Company, whether by merger, consolidation, tender offer, exchange offer, sale of stock or assets or similar transaction involving the Company or any of its divisions or operating or principal business units, but shall not include any proposal or offer by the Purchaser.

“Actual Net Working Capital”:  means the Net Working Capital as of the Adjusted Time, as finally determined pursuant to Section 2.3(d) or 2.3(f) hereof.

“Adjusted Time”: means 5:01 p.m. local time in Baltimore, Maryland on December 31, 2009.

“Administrative Claims”:  has the meaning specified in Section 4.19(f) hereof.

“ADSP”: has the meaning specified in Section 7.9(b) hereof.

“Affiliate”:  means, with respect to any particular Person, any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, Contract or otherwise.

“Agreement”:  means this Stock Purchase Agreement, including all Exhibits and Schedules hereto, as it may be amended from time to time in accordance with its terms.

“Allocation Schedule”: has the meaning specified in Section 7.9(b) hereof.

“Ancillary Agreements”:  has the meaning specified in Section 2.6(a)(x).

“Audited Financial Statements” has the meaning ascribed to it within the definition of “Financial Statements” herein.

“Backlog”:  means, with respect to any Contract or other project with respect to which the Company has commenced work as of a particular date, the amount contractually committed to be paid by the customer under the terms of such Contract or other project with respect to which the Company has commenced work as of such date, less any revenue recognized by the Company with respect thereto as of such date.

“Base Purchase Price”:  means Fifteen Million Five Hundred Thousand Dollars ($15,500,000) (i) plus the amount, if any, by which the Actual Net Working Capital exceeds the Target Net Working Capital, and (ii) less the amount, if any, by which the Target Net Working Capital exceeds the Actual Net Working Capital.

“Base Purchase Price Notice”:  has the meaning specified in Section 2.3(e) hereof.

“Basket Eligible Representations and Warranties”:  means all representations and warranties in Articles III and IV hereof other than the Indefinite Representations and Warranties and the representations and warranties contained in Section 4.14 (Tax) and Section 4.20 (ERISA).

“Bid” means any outstanding quotation, bid, proposal or grant application by the Company that, if accepted or awarded, would lead to a Contract.

“Books and Records”:  means all originals and copies, on any media whatsoever (including computerized records), to the extent available, of (i) all books, records, files, data, drawings, blueprints, schematics, reports, formulae, plans, processes, certificates, files of correspondence, and other documents of the Company, (ii) all sales and promotional literature, customer and supplier lists, telephone numbers with respect to current and past customers and suppliers, and credit and sales records of the Company, (iii) all accounting, financial, inventory and tax books and records and other financial records of the Company, (iv) all past or pending customer proposals (including backup documentation and work papers) of the Company, and (v) all I-9 Forms and other information or documents relating to employees and independent contractors.

“Business Day”:  means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or required by Law or other governmental action to close.

“Business Systems”:  has the meaning specified in Section 4.17(g) hereof.

“Cap”:  has the meaning specified in Section 8.3(b) hereof.

“Capital Stock”:  means (i) in the case of a corporation, any and all shares of capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership or limited liability company, any and all partnership or membership interests (whether general or limited), (iv) in any case, any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, and (v) in any case, any right to acquire any of the foregoing.

“Certificate”: means any of the Certificate of Secretary and the FIRPTA Certificates.

“Certificate of Secretary”: has the meaning specified in Section 2.6(a)(x) hereof.

“Change of Control”:  means (i) the closing of the acquisition of the Company or the Purchaser by another Person by means of any transaction or series of related transactions (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) other than (x) a transaction or series of transactions in which the holders of the respective voting securities of the company acquired (i.e. the Company or the Purchaser, as applicable) outstanding immediately prior to such transaction continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity), as a result of shares in the Company or the Purchaser, as applicable, held by such holders prior to such transaction, more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or the Purchaser, as applicable, or such surviving entity outstanding immediately after such transaction or series of transactions, or (y) any other internal reorganization of the Company or the Purchaser, as applicable, in which the holders of the respective voting securities of the Company or the Purchaser, as applicable, prior to such internal reorganization directly or indirectly continue to retain more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or the Purchaser, as applicable; (ii) the closing of a sale, lease or other conveyance of all or substantially all of the assets of the Company or the Purchaser; or (iii) any liquidation, dissolution or winding up of the Company or the Purchaser, whether voluntary or involuntary.

“Closing”:  has the meaning specified in Section 2.6 hereof.

“Closing Balance Sheet”:  means the estimated balance sheet of the Company as of the Adjusted Time, prepared by the Purchaser in accordance with GAAP (as in effect as of the Adjusted Time), consistently applied by the Company.

“Closing Date”:  has the meaning specified in Section 2.6 hereof.

“Closing Date Statement”:  has the meaning specified in Section 2.3(c) hereof.

“COBRA”:  means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code”:  means the Internal Revenue Code of 1986, as amended, together with the regulations and rulings promulgated thereunder.

“Company”:  has the meaning specified in the Preamble hereof.

“Company Persons”: has the meaning specified in Section 4.26(c)(i) hereof.

“Company Material Adverse Effect”:  means any event, fact, circumstance or condition that could reasonably be expected to have a material adverse effect on the Acquired Shares or the business, operations or financial condition of the Company, taken as a whole, or that adversely affects in any material respect the ability of the Company to consummate the transactions contemplated by this Agreement excluding any adverse event, fact, circumstance or condition arising from or relating to (a) changes generally adversely affecting the United States economy, (b) the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (c) changes in GAAP, or (d) changes in Law, but only to the extent that the changes described in clauses (a) and (b) above are not specifically related to the Company and do not affect the Company in a disproportionate manner as compared to other companies operating in the government contracting industry.  For the avoidance of doubt, events, facts, circumstances or conditions constituting a Company Material Adverse Effect shall include an event, fact, circumstance or condition having a negative impact on the profit and loss statements of the Company equal to or in excess of Five Hundred Thousand Dollars ($500,000) other than items described on the Transaction Expense Schedule.

“Contingent Purchase Price”:  has the meaning specified in Section 2.4 hereof.

“Contract”:  means any agreement, commitment, contract, mortgage, deed of trust, bond, indenture, lease, license, note, franchise, certificate, option, warrant, right or other instrument, document, obligation or arrangement, whether written or oral, including in each case all amendments, modifications and supplements thereto, including any executory contracts.

“Core Representations and Warranties”:  means the representations and warranties contained in Section 4.14 (Tax), Section 4.15 (Compliance with Laws), Section 4.16 (Environmental and Safety Matters), Section 4.17 (Intellectual Property), Section 4.20 (ERISA), Section 4.26 (Government Contracts) and Section 4.27 (Corrupt Practices).

“Current Assets”:  means the Company’s (i) accounts receivable (including, with respect to the U.S. Office of Personnel Management, accounts receivable attributable to (a) executed task orders or statements of work, (b) client countersigned management plans or statements of work providing approval to commence work on a specific proposal relating to such work identified therein or incorporated therein by reference, or (c) other written approval to commence work, whether by email or otherwise, for a specific proposal relating to such work identified therein or incorporated therein by reference), (ii) inventory, (iii) the portion of prepaid expenses that is current, and (iv) other current assets (including cash and cash equivalents and Current Tax Assets), determined, in the case of (i) through (iv) above, in accordance with GAAP (as in effect as of the Adjusted Time), consistently applied by the Company.

“Current Liabilities”:  means the Company’s (i) accounts payable, (ii) unearned revenues, (iii) the portion of accrued expenses that is current, (iv) current notes payable, and (v) other current liabilities, including Current Tax liabilities (but excluding any other Tax liabilities), determined, in the case of (i) through (v) above, in accordance with GAAP (as in effect as of the Adjusted Time), consistently applied by the Company.

“Current Tax Assets”: means the Tax assets of the Company (other than income Tax assets)  incurred in the ordinary course of the Company’s operations, with respect to current Tax periods, determined (including a determination as to type and amount) in a manner consistent with the Company’s past practice.

“Current Tax Liabilities”: means the liability of the Company for Taxes (other than income Taxes) incurred in the ordinary course of the Company’s operations, with respect to current Tax periods, determined (including a determination as to type and amount) in a manner consistent with the Company’s past practice.

“Data Regulations”: has the meaning specified in Section 4.26(n) hereof.

“DFARS”: has the meaning specified in Section 4.26(n) hereof.

“Disclosure Schedule”:  has the meaning specified in Article III hereof.

“Dollars” or “$”:  means United States dollars.

“Early Termination Payment”: has the meaning specified in Section 2.4(g).

“Earnout Installment”:  has the meaning specified in Section 2.4 hereof.

“Earnout Notice”:  has the meaning specified in Section 2.4(d) hereof.

“Earnout Period”: has the meaning specified in Section 2.5(a) hereof.

“Earnout Revenues”:  means, with respect to an Earnout Year, the Revenues of the Company or its successor entity or business unit, if applicable, during such Earnout Year, as recorded on the financial statements of the Company or its successor entity or business unit, if applicable.

“Earnout Statement”:  has the meaning specified in Section 2.4(d) hereof.

“Earnout Year”: means Earnout Year One or Earnout Year Two.

“Earnout Year One”: has the meaning specified in Section 2.4 hereof.

“Earnout Year Two”: has the meaning specified in Section 2.4 hereof.

“Effective Time”:  means the time which occurs immediately after both Purchaser has paid the Estimated Base Purchase Price to the Stockholders in the manner specified in Section 2.3(b) hereof and the Stockholders have transferred the Acquired Shares to the Purchaser.

“Employee”:  has the meaning set forth in Section 4.19(a) hereof.

“Employee Benefits Plan”:  means any health and welfare, defined contribution, defined benefit, or other employee (or retiree) compensation or benefit plan, arrangement or agreement (including (i) any “employee benefit plan” as defined in Section 3(3) of ERISA, or (ii) any savings, retirement, fringe benefit, stock option, bonus, incentive compensation, deferred compensation, excess or supplemental executive compensation, employee stock purchase, vacation, sickness, disability, severance or separation, restricted stock plan, policy or arrangement).

“Employment Agreements”:  means the Employment Agreements, dated the Closing Date, between Purchaser and each individual listed on Schedule 1.1(a), substantially in the forms of Exhibit A-1 through Exhibit A-4 hereto.

“Encumbrances”:  means any Lien, voting agreement, voting trust, proxy, option, right of purchase, right of first refusal, right of first offer, restriction on transfer or any other similar arrangement or restriction.

“Environmental and Safety Requirements”:  means all federal, state, district, commonwealth, territorial, municipal, local and foreign statutes, regulations, ordinances and all other provisions having the force or effect of Law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning occupational health and safety, pollution, or protection of the environment.

“ERISA”:  means the Employee Retirement Income Security Act of 1974, as amended, together with the regulations and rulings promulgated thereunder.

“Escrow Agent”: means PNC Bank, National Association.

“Escrow Agreement”: means the Escrow Agreement, dated the Closing Date, between the Purchaser, the Stockholders and the Escrow Agent, substantially in the form of Exhibit B hereto.

“Escrow Amount”: means an amount equal to (i) the General Escrow Amount plus (ii) the 338 Escrow Amount.

“Escrow Fund”: has the meaning given to such term in the Escrow Agreement.

“Estimated Base Purchase Price”:  means Fifteen Million Five Hundred Thousand Dollars ($15,500,000) (i) plus the amount, if any, by which the Estimated Net Working Capital exceeds the Target Net Working Capital, and (ii) less the amount, if any, by which the Target Net Working Capital exceeds the Estimated Net Working Capital.

“Estimated Closing Balance Sheet”:  has the meaning set forth in Section 2.3(a) hereof.

“Estimated Net Working Capital”:  means the Company’s good faith estimate of Net Working Capital of the Company as of the Adjusted Time, determined in accordance with GAAP (as in effect as of the Adjusted Time), consistently applied by the Company.

“Event of Default”:  means the occurrence of one or more of the following events (i) a Change of Control, (ii) the commencement of a voluntary case or other proceeding seeking liquidation, dissolution, winding-up, reorganization or other relief with respect to the Purchaser under any bankruptcy, insolvency, or similar federal or state Law now or hereafter in effect, or the seeking of the appointment of a trustee, receiver, liquidator, custodian, or similar official of a substantial part of the assets of the Purchaser, or the Purchaser shall make a general assignment for the benefit of creditors, (iii) the commencement of an involuntary case or other proceeding seeking liquidation, reorganization or other relief with respect to the Purchaser under any bankruptcy, insolvency or similar federal or state Law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of a substantial part of the assets of the Purchaser, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days, (iv) the Purchaser operates the Company or its successor entity or business unit, if applicable, other than in good faith or in a manner that is designed or intended to reduce the amount of the Contingent Purchase Price (provided that nothing in this clause (iv) shall be deemed to prohibit the Purchaser from making changes to the operation of the Company or its successor entity or business unit, if applicable, in the ordinary course of business or in response to competitive pressures), (v) the relocation of the operations of the Company or its successor entity or business unit, if applicable, more than 10 miles from Alexandria, Virginia, (vi) the Purchaser’s failure to maintain records of Earnout Revenues attributable to the Company or its successor entity or business unit, if applicable, after Closing sufficient to allow an independent auditor to conduct an audit of the Company as a separate entity or as though the Company were a separate entity, (vii) any change in the duties of Tom Pizer or Sharron Love such that they are no longer principally engaged in the business of the Company (or its successor entity or business unit, if applicable) other than as a result of (a) a termination of Mr. Pizer or Ms. Love by the Company with Cause (as such term is defined in the Employment Agreements) during Earnout Year One, (b) a resignation by Mr. Pizer or Ms. Love from the Company without Good Reason (as such term is defined in the Employment Agreements) during Earnout Year One, (c) a termination of Mr. Pizer or Ms. Love by Emma M. Lopo-Sullivan or Catherine G. Moran, (d) a change by Emma M. Lopo-Sullivan or Catherine G. Moran in the duties of Mr. Pizer or Ms. Love, (e) the death of Mr. Pizer or Ms. Love, or (f) the termination of Mr. Pizer or Ms. Love during Earnout Year Two, or (viii) the termination of Emma M. Lopo-Sullivan or Catherine G. Moran by the Company without Cause (as such term is defined in the Principal Employment Agreements) or resignation by Emma M. Lopo-Sullivan or Catherine G. Moran from the Company with Good Reason (as such term is defined in the Principal Employment Agreements).

“Export Control Laws”: has the meaning specified in Section 4.26(m) hereof.

“FAR”: has the meaning specified in Section 4.26(c)(iii) hereof.

“FCPA”: has the meaning specified in Section 4.27(a) hereof.

“Final Tax Returns”: has the meaning specified in Section 7.1 hereof.

“Financial Statements”:  means (i) the Latest Balance Sheet, (ii) the audited financial statements (including the balance sheet, income statement and statement of cash flows) of the Company as of December 31, 2008, 2007, 2006 and 2005 (the “Audited Financial Statements”), and (iii) the unaudited balance sheet, income statement and statement of cash flows of the Company for the eleven (11)-month period ended November 30, 2009 (the “Unaudited Financial Statements”).

“FIRPTA Certificates”: has the meaning specified in Section 2.6(a)(iii)

“FSS”: has the meaning specified in Section 4.26(o) hereof.

“GAAP”:  means generally accepted accounting principles as in effect from time to time (unless another time period is specifically set forth herein) in the United States of America.

“General Escrow Amount”: means Seven Hundred Seventy-Five Thousand Dollars ($775,000).

“General Indemnification Matters”: has the meaning specified in Section 8.3(c).

“GFE”: has the meaning specified in Section 4.26(k) hereof.

“Government Contract” means any Contract entered into by the Company with any Governmental Authority or with any prime contractor or upper-tier subcontractor relating to a Contract where any Governmental Authority is a party thereto.  The term “Government Contract” also includes any IDIQ Contract held by the Company (or performed under by the Company as a subcontractor), as well as any task orders or delivery orders under or Blanket Purchase Agreements related to any IDIQ Contract held by the Company (or performed under by the Company as a subcontractor), together with any documents related thereto.

“Governmental Authority”:  means any federal, state, district, commonwealth, territorial, municipal, provincial or local government within the United States, its territories and possessions (or any national, provincial, state or local government outside of the United States) and any political subdivision, governmental or quasi-governmental authority of any of the same, including any court, tribunal, arbitrator or judicial body, department, commission, board, bureau, branch, authority, official, agency, county, municipality, province, parish or other instrumentality of any of the foregoing.

“GSA”: has the meaning specified in Section 4.26(o) hereof.

“Hazardous Materials”:  means any substance, material or waste (regardless of physical form or concentration) regulated, listed or identified under any Environmental and Safety Requirements, and any other substance, material or waste (regardless of physical form or concentration) which is hazardous, dangerous, damaging or toxic to living things or the environment, including hazardous substances, wastes, materials or constituents, solid wastes, special wastes, toxic substances, pollutants, contaminants, petroleum or petroleum derived substances or wastes, radioactive materials, mold, asbestos, urea formaldehyde, polychlorinated biphenyls, radon gas and related materials.

“HIPAA”:  means the Health Insurance Portability and Accountability Act of 1996, as amended.

“HRI”: has the meaning specified in Section 4.20(a) hereof.

“IDIQ”: means indefinite delivery, indefinite quantity.

“Indebtedness”:  means all (i) indebtedness of the Company for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any indebtedness of the Company evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness of the Company for the deferred purchase price of property or services with respect to which the Company is liable, contingently or otherwise, as obligor or otherwise (other than trade payables incurred in the ordinary course of business that are not more than thirty days (30) days old), (iv) any commitment by which the Company assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (v) any indebtedness guaranteed in any manner by the Company (including guarantees in the form of an agreement to repurchase or reimburse), (vi) any obligations under capitalized leases with respect to which the Company is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations the Company assures a creditor against loss, (vii) any indebtedness secured by a lien on the Company’s assets, (viii) any liabilities related to any outstanding checks or drafts drawn by the Company, (ix) any monetary liability or obligation of the Company owed to, or for the benefit of, any stockholder of the Company (other than ordinary course compensation and benefits for Employees to the extent consistent with past practice), (x) the aggregate amount of all deposits received by the Company which the Company has an obligation (whether or not contingent) to return (other than deposits received by the Company from customers pursuant to Contracts entered into in the ordinary course of business), (xi) any accrued interest through and including the Effective Time in respect of any of the obligations described in the foregoing clauses (i) through (x) of this definition and all premiums, penalties, charges, fees, expenses and other amounts which would be payable if such obligations were paid or prepaid in full at the Effective Time, and (xii) any guaranty in respect of any obligations of the type described in the foregoing clauses (i) through (x) of this definition.

“Indebtedness for Borrowed Money” means all (i) indebtedness of the Company for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any indebtedness of the Company evidenced by any note, bond, debenture or other debt security, and (iii) any accrued interest through and including the Adjusted Time in respect of any of the obligations described in the foregoing clauses (i) and (ii) of this definition and all premiums, penalties, charges, fees, expenses and other amounts which would be payable if such obligations were paid or prepaid in full at the Adjusted Time.

“Indefinite Representations and Warranties”: means the representations and warranties contained in Section 3.1 (Authority), Section 3.2 (Execution and Delivery), Section 3.4 (Title to Common Stock), the first sentence of Section 4.1(b) (Organization and Good Standing), Section 4.2 (Capitalization), the first two sentences of Section 4.3 (Authorization), and the first sentence of Section 4.9 (Title to Assets).

“Indemnification Expense Cash” has the meaning specified in Section 9.1(e) hereof.

“Indemnified Party”:  has the meaning specified in Section 8.4(a) hereof.

“Indemnifying Party”:  has the meaning specified in Section 8.4(a) hereof.

“Independent Accountants”:  has the meaning specified in Section 2.3(f) hereof.

“Insurance Policies”:  has the meaning specified in Section 4.18 hereof.

“Intellectual Property Rights”:  means all (i) inventions, designs, algorithms and other industrial property, and all enhancements and improvements thereto, whether patentable or unpatentable, and whether or not reduced to practice, and all patents therefor or in connection therewith (including all United States and foreign patents, patent applications, patent disclosures, mask works, and all divisions, continuations, continuations-in-part, reissues, re-examinations and extensions thereof); (ii) trademarks, trade names and service marks, trade dress, logos, and other commercial product or service designations, and all goodwill and similar value associated with any of the foregoing, and all applications, registrations, and renewals in connection therewith; (iii) copyrights and copyrightable works (whether or not registered), moral rights, and all registrations and applications for registration thereof, as well as rights to renew copyrights; (iv) internet domain names and all registrations therefore; (v) trade secrets (as such are determined under applicable Law), know-how and other confidential business information, including technical information, marketing plans, research, designs, plans, methods, techniques, and processes, any and all technology, customer and supplier lists, new business opportunities, computer software programs or applications, in both source and object code form, technical documentation of such software programs, statistical models, e-mail lists, inventions, sui generis database rights, databases, and data, whether in tangible or intangible form and whether or not stored, compiled or memorialized physically, electronically, graphically, photographically or in writing; (vi) any and all other rights to existing and future registrations and applications for any of the foregoing and all other proprietary rights in, or relating to, any of the foregoing, including remedies against and rights to sue for past infringements, and rights to damages and profits due or accrued in or relating to any of the foregoing; (vii) any and all other tangible or intangible proprietary property, information and materials; (viii) all tangible embodiments of any of the foregoing, in any form and in any media, in possession of the Sellers (or other Persons engaged or retained by the Sellers); and (ix) all versions, releases, upgrades, derivatives, enhancements, and improvements of the foregoing.

“Inventions Agreement”:  has the meaning specified in Section 4.19(b) hereof.

“Investment”:  as applied to any Person, means (i) any direct or indirect purchase or other acquisition by such Person of any notes, obligations, instruments, stock, securities or ownership interest (including partnership interests and joint venture interests) of any other Person and (ii) any capital contribution by such Person to any other Person.

“Joint Defense Proceeding”: has the meaning specified in Section 8.4(b)(vi) hereof.

“knowledge”, “known”, “knows” or “aware”:  means, with respect to any Stockholder, the actual knowledge of such Stockholder, after reasonable inquiry; with respect to the Company, the actual knowledge of each of the Stockholders, Sharron Love, Thomas Pizer, Christine Lane, Edna Feinberg and Philip Chase, in each case after reasonable inquiry; and, with respect to the Purchaser, the actual knowledge of Scott Greenberg, Douglas Sharp, Kenneth Crawford, Don Duquette and James Galante, in each case after reasonable inquiry.

“Latest Balance Sheet”:  means the audited balance sheet of the Company as of December 31, 2008.

“Laws”:  means any federal, state, district, commonwealth, territorial, municipal, provincial, local or foreign statute, law, rule, regulation, ordinance, code, permit, policy, Order or rule of common law now in effect and in each case as amended to date and any judicial or administrative interpretation thereof.

“Lease”:  has the meaning specified in Section 4.10 hereof.

“Leased Real Property”: has the meaning set forth in Section 4.10 hereof.

“Lien”: means with respect to any property or asset of any kind whatsoever, any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against the Company or any of its Affiliates, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute other than to reflect ownership by a third party of property leased to the Company or any of its Affiliates under a lease which is not in the nature of a conditional sale or title retention agreement, or any subordination arrangement in favor of another Person.

“Loss”:  means any and all costs, losses, damages, expenses, penalties, fines, dues, amounts paid in settlement, obligations, Taxes, Third Party Tax Liability, liens, fees, deficiencies, Orders or liabilities (including reasonable attorneys’ fees, interest and any penalties), including amounts incurred in the absence of a third party claim; provided that, Losses shall not include punitive or special damages (unless awarded against the Purchaser in connection with a Third Party Claim, and then only to the extent of such award, or arising out of fraud by the Sellers in connection with this Agreement or the transactions contemplated hereby).

“Lost 338(h)(10) Benefits”: means Two Million Two Hundred Thousand Dollars ($2,200,000) plus, as and when paid by the Purchaser, forty percent (40%) of the amount of any Earnout Installment or Early Termination Payment.

“Net Working Capital”:  as of a particular date, means the sum of (i) the Current Assets less (ii) the Current Liabilities less the current portion of any Indebtedness for Borrowed Money and the current portion of Transaction Expenses, in the case of (i) and (ii), as of such date.

“New Business”: has the meaning specified in Section 2.5(b) hereof.

“Non-Competition Agreements”: has the meaning specified in Section 2.6(xiv) hereof.

“Notes”: has the meaning specified in Section 2.3(b)(iv) hereof.

“Order”:  means any order, judgment, inquiry, injunction, award, decree or writ issued by or at the order of any court of law, judge, magistrate, arbitrator or other Governmental Authority.

“Owned Assets”: has the meaning specified in Section 4.9 hereof.

“Party”: means the Purchaser, the Company or the Stockholders.

“Patriot Act”: has the meaning specified in Section 4.27(a) hereof.

“Payoff Instructions” has the meaning specified in Section 2.3(k) hereof.

“PEO Plans”: has the meaning specified in Section 4.20(a) hereof.

“Permits”:  means all federal, state, district, commonwealth, territorial, municipal, provincial, local, foreign or other governmental permits, licenses, registrations, agreements, approvals, consents, waivers, exemptions and authorizations held or used by the Company or any of its Affiliates.

“Permitted Liens”:  means (i) Tax Liens with respect to Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established on the Latest Balance Sheet; (ii)  interests or title of a lessor under any of the Leases; and (iii)  easements, rights-of-way, restrictions and other similar charges and encumbrances not interfering with the ordinary conduct of the business of the Company or detracting from the value of the assets of the Company.

“Person”:  means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority.

“Post-Closing Statement”:  the meaning specified in Section 2.3(c) hereof.

“Post-Closing Tax Period”: means any Tax period beginning after the Effective Time and, with respect to a Tax period that begins on or before the Effective Time and ends thereafter, the portion of such Tax period beginning after the Effective Time.

“Pre-Closing Tax Period”: means any Tax period ending on or before the Effective Time; and, with respect to a Tax period that begins on or before the Effective Time and ends thereafter, the portion of such Tax period ending on the Effective Time.

“Prime Rate”: means the prime rate published in the “Money Rates” column of The Wall Street Journal (Eastern Edition) on the Closing Date.

“Principal Employment Agreements” mean the employment agreements, dated the Closing Date, between Purchaser and each of Emma M. Lopo-Sullivan and Catherine G. Moran, substantially in the forms of Exhibit C-1 and Exhibit C-2 hereto

“Proceeding”: has the meaning specified in Section 8.4(b) hereof.

“Pro Rata Portions”:  has the meaning specified in Section 2.3(b)(iv).

“Public Software”:  means any software that contains, or is derived in any manner (in whole or in part) from any software that is distributed as free software, open source software or similar licensing or distribution models and that requires the free distribution or public disclosure of source code incorporating or derived therefrom.

“Purchase Price”:  has the meaning specified in Section 2.2 hereof.

“Purchase Price Cap”: has the meaning specified in Section 8.3(b) hereof.

“Purchaser”:  has the meaning set forth in the Preamble hereof.

“Purchaser Deductible”:  One Hundred Twenty-Five Thousand Dollars ($125,000).

“Purchaser Indemnitees”:  has the meaning specified in Section 8.2 hereof.

“Releasees”:  has the meaning specified in Section 6.6 hereof.

“Required Consents”: means all of the consents, approvals, permits or authorizations, declarations, filings or registrations with, or notices to, any Governmental Authority or any other Person required to be made or obtained by the Company to effect the transfer of the Acquired Shares or otherwise as set forth on Schedule 4.3.

“Revenues”: means (i) revenues determined in accordance with GAAP (as in effect as of the end of the applicable Earnout Year for purposes of calculating an Earnout Installment), consistently applied by the Purchaser, less (ii) any writeoffs for bad debts, credits given to customers or customer returns associated with the revenues (provided that to the extent that any such writeoffs for bad debts, credits given to customers or customer returns are taken into account in the calculation of (i) above, such writeoffs for bad debts, credits given to customers or customer returns shall not be deducted a second time pursuant to (ii) above).

“S Corporation”: has the meaning set forth in Section 4.14(g) hereof.

“S Corporation Ruling”: has the meaning set forth in Section 4.14(g) hereof.

“Securities Act”:  has the meaning set forth in Section 5.5(a) hereof.

“Sellers”: has the meaning set forth in the Preamble hereof.

“Sellers’ Deductible”: One Hundred Twenty-Five Thousand Dollars ($125,000).

“Seller Representatives”: has the meaning set forth in the Preamble hereof.

“Seller Representatives’ Custody Account”: has the meaning specified in Section 9.1(e) hereof.

“Seller Representatives Expenses”:  has the meaning set forth in Section 9.1(c) hereof.

“Stockholder”:  has the meaning set forth in the Preamble hereof.

“Stockholder Indemnitees”: has the meaning set forth in Section 8.2(c) hereof.

“Straddle Period”: means any Tax period that begins on or before the Effective Time and ends thereafter.

“Survival Period”: has the meaning set forth in Section 8.1(b) hereof.

“Target Net Working Capital”: means Three Million Six Hundred Fifty Thousand Dollars ($3,650,000).

“Tax”: means any (i) federal, state, district, commonwealth, territorial, municipal, provincial, local and foreign taxes, charges, fees, levies or other similar assessments or liabilities (including income, receipts, ad valorem, value added, excise, property (whether real or personal property), sales, occupation, service, stamp, use, licensing, withholding, employment, payroll, share, capital, surplus, alternative or minimum, estimated, franchise or any other taxes, charges, fees, levies or other similar assessments or liabilities of any kind whatsoever), whether computed on a separate, consolidated, unitary or combined basis or in any other manner, and includes any interest, fines, penalties, assessments, deficiencies or additions thereto, and (ii) any and all liability for amounts described in (i) of any member of a consolidated group of which the Company (or any predecessor) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, district, commonwealth, territorial, municipal, local, or foreign Law or regulation.

“Tax Contest”: has the meaning specified in Section 7.5 hereof.

“Tax Returns”: means any returns, renditions, declarations, reports, claims for refund, and any informational returns or statements or other documents, including any schedules or attachments thereto, filed or required to be filed with a taxing authority in connection with the determination, assessment or collection of Tax or the administration of any Laws, regulations or administrative requirements relating to Taxes.

“Third Party Proceeding”: has the meaning specified in Section 8.4(b) hereof.

“Third Party Tax Liability”: has the meaning set forth in Section 4.14(a) hereof.

“Transaction Expenses” has the meaning specified in Section 2.3(k) hereof.

“Unaudited Financial Statements” has the meaning ascribed to it within the definition of “Financial Statements” herein.

“WARN ACT”:  means the federal Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar foreign, state, or local Law, regulation or ordinance.

1.2.          Interpretation.  As used in this Agreement, the terms “hereof”, “herein”, “hereunder” and comparable terms refer to this Agreement in its entirety and not to any particular article, section, subdivision, Schedule or Exhibit hereof or hereto.  Unless otherwise indicated, references in this Agreement to any “Section”, “Article”, “Schedule” or “Exhibit” means a section or article of this Agreement or a Schedule or Exhibit attached to this Agreement, as the case may be.  The terms “including,” “include” or “includes,” as used in this Agreement shall mean including, include or includes (as applicable), without limitation, and shall not be deemed to indicate an exhaustive enumeration of the items at issue.  Unless the context clearly indicates to the contrary, words used in the singular number include the plural number and words used in the plural number include the singular number.  No Party, or its counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions of this Agreement, and all provisions of this Agreement shall be construed in accordance with their fair meaning, and not strictly for or against any Party.

ARTICLE II.

THE PURCHASE AND SALE

2.1.          Sale and Purchase.  Subject to the terms and conditions of this Agreement, at the Closing and effective as of the Effective Time, Purchaser shall purchase from the Stockholders, and the Stockholders shall sell and transfer to Purchaser, free and clear of all Encumbrances (other than restrictions imposed on Purchaser’s acquisition of the Acquired Shares or its subsequent sale thereof by applicable securities Laws), all of the Acquired Shares.

2.2.          Purchase Price.  In consideration of the sale and transfer of the Acquired Shares to Purchaser by the Stockholders, Purchaser shall pay to the Stockholders an aggregate amount (the “Purchase Price”) equal to the sum of (a) the Base Purchase Price, and (b) the Contingent Purchase Price, if any, in accordance with this Article II.

2.3.          Base Purchase Price.

(a)           No more than five (5) nor fewer than three (3) Business Days before the Closing, the Company shall furnish to Purchaser the Company’s good faith estimate of the balance sheet of the Company as of the Adjusted Time, prepared in accordance with GAAP (as in effect as of the Adjusted Time), consistently applied by the Company (such estimate of the balance sheet the “Estimated Closing Balance Sheet”) (except for such deviations from GAAP as are specifically described in Schedule 2.3(a)(i) hereto), together with a statement reflecting the Company’s good faith estimate of the Estimated Base Purchase Price and the Estimated Net Working Capital, which shall be prepared applying the methodologies and assumptions set forth on Schedule 2.3(a)(ii)  applied in the calculation of the Net Working Capital as of December 31, 2008, a copy of which is attached hereto as Schedule 2.3(a)(ii).

(b)           On the Closing Date, Purchaser shall pay the Estimated Base Purchase Price, to be paid as follows:

(i)            The Escrow Amount to the Escrow Agent to be available as a non-exclusive source (subject to the limitations set forth in Article VIII hereof) of funds to satisfy claims by the Purchaser (or any Purchaser Indemnitee) for indemnification by the Stockholders pursuant to this Agreement;

(ii)           The Indebtedness for Borrowed Money and any unpaid Transaction Expenses in accordance with the Payoff Instructions contemplated by Section 2.3(k) hereof; and

(iii)          The Indemnification Expense Cash to the Seller Representatives’ Custody Account.

(iv)          To each Stockholder, a promissory note, (each a “Note” and collectively the “Notes”) in the form attached hereto as Exhibit D, with an aggregate amount equal to Fifteen million forty-nine thousand one hundred twenty three dollars and seventy four cents ($15,049,123.74), made payable to each Stockholder pro rata (determined in accordance with the respective percentages set forth on Schedule 2.3(b) (the “Pro Rata Portions”).

(c)           Following the Closing Date, Purchaser shall prepare the Closing Balance Sheet and a statement (the “Closing Date Statement”) reflecting the Purchaser’s determination of Net Working Capital as of the Adjusted Time, as determined in accordance with GAAP (as in effect as of the Adjusted Time), consistently applied by the Company, which determination shall be prepared applying the methodologies and assumptions set forth on Schedule 2.3(a)(ii) applied in the calculation of the Net Working Capital as of December 31, 2008, a copy of which is attached hereto as Schedule 2.3(a)(ii), to the extent such methodologies and assumptions are compliant with GAAP.  Purchaser shall deliver the Closing Balance Sheet and Closing Date Statement (collectively, the “Post-Closing Statement”) to the Seller Representatives within one hundred twenty (120) calendar days after the Closing Date.  In addition, the Purchaser shall make available to the Seller Representatives (upon execution by the Seller Representatives of a confidentiality agreement reasonably acceptable to Purchaser) such information of Purchaser as Seller Representatives shall reasonably request (such request to be made in writing) to review the Post-Closing Statement; provided, however, that the Purchaser shall have no obligation to provide any work papers or other materials owned by or belonging to KPMG LLP.  The Seller Representatives shall be entitled to object to any matter in the Post-Closing Statement in accordance with Section 2.3(e) below.  If the Seller Representatives deliver to the Purchaser a Base Purchase Price Notice (as hereinafter defined), the Company and the Purchaser will request that KPMG LLP provide any work papers or other materials owned by or belonging to KPMG LLP relating to the Post-Closing Statement; provided that (i) the decision to provide such work papers or other materials and (ii) release(s), if any, required by KPMG LLP shall, in each case, be determined by KPMG LLP, in its sole discretion.

(d)           If the Seller Representatives do not object to the Post-Closing Statement in accordance with Section 2.3(e) within thirty (30) calendar days following their receipt of the Post-Closing Statement, the Base Purchase Price set forth therein shall become final and binding on the Parties for all purposes of this Agreement.

(e)           If the Seller Representatives object to any matter in the Post-Closing Statement, the Seller Representatives shall, within thirty (30) calendar days after receipt of the Post-Closing Statement, give Purchaser written notice of such objection (the “Base Purchase Price Notice”), which notice shall contain (i) a detailed explanation of each objected item and provide reasonable backup materials or information therefor, and (ii)

the calculation by the Seller Representatives of the Base Purchase Price and the Net Working Capital as of immediately prior to the Adjusted Time.

(f)            The Purchaser and the Seller Representatives shall negotiate in good faith to resolve any disputes.  If the Purchaser and the Seller Representatives are unable to resolve all disputes within thirty (30) calendar days of receipt by the Purchaser of the Base Purchase Price Notice, then only the unresolved disputes shall be submitted by either Party for resolution to a nationally recognized accounting firm mutually agreed on by the Purchaser and the Seller Representatives and not currently or within the past thirty-six (36) months engaged by any of the Sellers or the Purchaser, or any of their respective Affiliates.  Undisputed amounts shall be paid promptly as otherwise set forth in Section 2.3(h).  The accounting firm so selected to resolve any such disputes is hereinafter referred to as the “Independent Accountants.”  In accordance with the procedures set forth in Section 2.3(g), the Independent Accountants shall promptly, and in any event within sixty (60) calendar days after submission of any disputed items to the Independent Accountants pursuant to this Section 2.3(f), render their decision on the matters in dispute in writing and determine the Base Purchase Price and the accurate Net Working Capital of the Company as of the Adjusted Time, which decision and determination shall be final and binding on the parties.  The Independent Accountants shall determine the proportion of their fees and expenses to be paid by each of the Purchaser and the Stockholders pursuant to this Section 2.3(f), which fees and expenses shall be allocated pro rata based on the percentage which the portion of the contested amount of the Base Purchase Price not awarded to each party bears to the amount of the Base Purchase Price actually contested by such party.

(g)           The following shall apply when any matter is submitted to the Independent Accountants for resolution pursuant to Sections 2.3(f), 2.4(e) or 7.1 hereof:

(i)            each of the Purchaser, on one hand, and the Seller Representatives, on the other hand, shall furnish, at its own expense, the Independent Accountants and the other party with such documents and information as the Independent Accountants may request;

(ii)           each of the Purchaser and the Seller Representatives may also furnish to the Independent Accountants such other information and documents as they deems relevant with appropriate copies or notifications being given to the other party;

(iii)         the Independent Accountants may, in their discretion, conduct a conference concerning the disagreement with the Purchaser and the Seller Representatives, at which conference each party shall have the right to present additional documents, materials and other information and to have present its advisors, counsel and accountants; provided that in connection with such process, there shall be no hearings, oral examinations, testimony, depositions, discovery or other similar proceedings conducted by any party or by the Independent Accountants;

(iv)          the Independent Accountants’ decision on each disputed item shall (x) be within the range of amounts claimed by the parties, or (y) if outside the range of amounts claimed by the parties, deemed to be the amount of whichever party’s determination was closest to that of the Independent Accountants; and

(v)           the Independent Accountants’ jurisdiction to resolve disputes pursuant to this Agreement shall be limited to accounting matters and the fee and expense matters expressly contemplated by this Agreement, and neither party shall be limited or precluded, by virtue of Sections 2.3(f), 2.4(e), 7.1 or this Section 2.3(g) from bringing any legal suit, action or claim relating to other matters, including fraud or the breach of any representation, warranty, covenant, obligation or agreement hereunder.

(h)           If the Base Purchase Price as finally determined pursuant to this Section 2.3 is greater than the Estimated Base Purchase Price, then the Purchaser shall pay to each Stockholder such Stockholder’s Pro Rata Portion of the amount equal to the amount by which the Base Purchase Price exceeds the Estimated Base Purchase Price plus interest thereon for the period beginning on the Closing Date and ending on the date of payment pursuant to this Section 2.3 at an interest rate equal to the Prime Rate.  If the Estimated Base Purchase Price exceeds the Base Purchase Price as finally determined pursuant to this Section 2.3, then each Stockholder, shall pay to the Purchaser such Stockholder’s Pro Rata Portion of the aggregate amount equal to the amount by which the Estimated Base Purchase Price exceeds the Base Purchase Price plus interest thereon for the period beginning on the Closing Date and ending on the date of payment pursuant to this Section 2.3 at an interest rate equal to the Prime Rate.  Any payments and adjustments pursuant to this Section 2.3(h) shall be made, by wire transfer of immediately available funds to the account(s) designated in writing by the Seller Representatives or the Purchaser, as the case may be, within five (5) Business Days after the final determination of the Base Purchase Price pursuant to this Section 2.3.

(i)            During Purchaser’s preparation of the Post-Closing Statement and the period of any dispute within the contemplation of this Section 2.3, for purposes of preparing the Post-Closing Statement, the Stockholders shall cooperate with the Purchaser and the Purchaser’s authorized representatives, including providing, on a timely basis, such additional information as may be reasonably necessary to prepare the Post-Closing Statement.

(j)            The Escrow Amount shall be held and disbursed in accordance with the terms of the Escrow Agreement.

(k)           At least two (2) business days prior to the Closing Date, the Seller Representatives shall submit documentation (the “Payoff Instructions”) setting forth the amount of all Indebtedness for Borrowed Money and all unpaid Transaction Expenses, in each case as of the Adjusted Time, including the identity of each recipient, dollar amounts, wire instructions and any other information necessary to effect payment thereof.  At the Closing, the Purchaser shall pay on behalf of the Sellers (or provide the Company with funds sufficient to enable the Company to pay): (i) all of the fees and expenses owed as of the Adjusted Time by the Company or the Stockholders to their attorneys, accountants or financial advisors or otherwise incurred in connection with the transactions contemplated hereby (such fees being referred to as the “Transaction Expenses”) and (ii) all of the Indebtedness for Borrowed Money as of the Adjusted Time.  At the Closing, the Company and the Seller Representatives shall deliver to the Purchaser (x) pay-off letters, releases and lien discharges (or agreements therefor) with respect to all of the Indebtedness for Borrowed Money, from each creditor to whom such Indebtedness for Borrowed Money is owed and (y) receipts evidencing the amount of Transaction Expenses being paid by the Purchaser at Closing, all of which shall be in a form and substance satisfactory to the Purchaser.

2.4.          Contingent Purchase Price.  The “Contingent Purchase Price” shall be determined based on the Earnout Revenues achieved during each of the two (2) calendar years ended December 31, 2010 and December 31, 2011 (with such periods referred to herein as “Earnout Year One” and “Earnout Year Two,” respectively), and shall be paid in two (2) annual installments (each, an “Earnout Installment”), as set forth below.

(a)           The amount of the first Earnout Installment, which shall be paid, no later than sixty (60) calendar days after the end of Earnout Year One, to each Stockholder in accordance with such Stockholder’s Pro Rata Portion, shall equal, if the 2010 Revenues are at least Sixteen Million Dollars ($16,000,000) (the “2010 Target”), the sum of (i) One Million Dollars ($1,000,000) plus (ii) (A) if 2010 Revenues are greater than the 2010 Target and less than or equal to Eighteen Million Dollars ($18,000,000), an additional Fifty Cents ($0.50) for each full One Dollar ($1) by which 2010 Revenues exceed the 2010 Target, but in no event will more than an additional One Million Dollars ($1,000,000) be paid for 2010 Revenue in excess of Sixteen Million Dollars ($16,000,000) but less than or equal to Eighteen Million Dollars ($18,000,000) during Earnout Year One, and (B) if 2010 Revenues are greater than Eighteen Million Dollars ($18,000,000), an additional Twenty-Five Cents ($0.25) for each full One Dollar ($1) by which 2010 Revenues exceed Eighteen Million Dollars ($18,000,000), but in no event will more than an additional Five Hundred Thousand Dollars ($500,000) be paid for 2010 Revenue over Eighteen Million Dollars ($18,000,000) during Earnout Year One; provided, however, that in no event shall the first Earnout Installment be greater than Two Million Five Hundred Thousand Dollars ($2,500,000).  If 2010 Revenues are less than the 2010 Target, no first Earnout Installment shall be payable.  By way of example, in the following table, the 2010 Revenues set forth in each row of the left column correspond to the amount of the first Earnout Installment contained in the corresponding row of the right column.

2010 Revenues	Amount of First Earnout Installment
Less than $16,000,000	$0
$16,000,000	$1,000,000
$17,000,000	$1,500,000
$18,000,000	$2,000,000
$19,000,000	$2,250,000
More than or equal to $20,000,000	$2,500,000

(b)           The amount of the second Earnout Installment, which shall be paid, no later than sixty (60) calendar days after the end of Earnout Year Two, to each Stockholder in accordance with such Stockholder’s Pro Rata Portion, shall equal, if the 2011 Revenues are at least Eighteen Million Dollars ($18,000,000) (the “2011 Target”), the sum of (i) One Million Dollars ($1,000,000) plus (ii) an additional Fifty Cents ($0.50) for each full One Dollar ($1) by which 2011 Revenues exceed the 2011 Target; provided, however, that in no event shall the second Earnout Installment be greater than Two Million Dollars ($2,000,000).  If 2011 Revenues are less than the 2011 Target, no second Earnout Installment shall be payable.  By way of example, in the following table, the 2011 Revenues set forth in each row of the left column correspond to the amount of the second Earnout Installment contained in the corresponding row of the right column.

2011 Revenues	Amount of Second Earnout Installment
Less than $18,000,000	$0
$18,000,000	$1,000,000
$19,000,000	$1,500,000
More than or equal to $20,000,000	$2,000,000

(c)           The Purchaser shall pay to each Stockholder such Stockholder’s Pro Rata Portion of each Earnout Installment, such payment to be made by wire transfer of immediately available funds to the account(s) designated on Schedule 2.4(c) hereof or, if to a different account, such account as is designated by such stockholder at least three (3) Business Days prior to the date such payment is to be made in writing by the Seller Representatives to the Purchaser.

(d)           Purchaser will deliver to the Seller Representatives, concurrently with each Earnout Installment, a statement of the Earnout Revenues for the period to which such Earnout Installment relates (each, an “Earnout Statement”).  If the Stockholders object to any Earnout Statement provided to the Seller Representatives by Purchaser, then within thirty (30) calendar days of the Seller Representatives’ receipt of such Earnout Statement, the Seller Representatives shall give written notice (the “Earnout Notice”), which Earnout Notice shall contain reasonable details about each objected item.  If Purchaser has not received from the Seller Representatives the Earnout Notice within such thirty (30) day period, the Stockholders shall be deemed to have no objection to such Earnout Statement, which shall become final and binding on the Parties hereto for all purposes of this Agreement.

(e)           The Parties shall negotiate in good faith to resolve any disputes regarding the Earnout Statement.  If the Parties are unable to resolve all disputes within thirty (30) calendar days of receipt by Purchaser of each Earnout Notice, then only the unresolved disputes shall be submitted to the Independent Accountants.  Undisputed amounts shall be paid promptly in accordance with Section 2.4(c).  In accordance with the procedures set forth in Section 2.3(g), the Independent Accountants shall promptly, and in any event within sixty (60) calendar days after submission of any disputed items to the Independent Accountants pursuant to this Section 2.4(e), render their decision on the matters in dispute in writing and determine the accurate Earnout Installment for the applicable Earnout Year, which decision and determination shall be final and binding on the parties.  The Independent Accountants shall determine the proportion of their fees and expenses to be paid by each of the Purchaser and the Stockholders pursuant to this Section 2.4(e), which fees and expenses shall be allocated pro rata based on the percentage which the portion of the contested amount of the Earnout Installment not awarded to each party bears to the amount of the Earnout Installment actually contested by such party.

(f)            If any portion of any Earnout Installment is found to be due to the Stockholders pursuant to Section 2.4(e) above, interest shall accrue on such amount for the period beginning on the date such Earnout Installment was due and ending on the date the payment is made at an interest rate equal to the Prime Rate.

(g)           Notwithstanding anything to the contrary contained in this Agreement, if an Event of Default occurs at any time prior to the end of Earnout Year Two, then the Purchaser shall promptly, but in any event within thirty (30) days following any such Event of Default, pay to the Stockholders an amount of cash (the “Early Termination Payment”), in accordance with each such Stockholder’s Pro Rata Portion.  The amount of such Early Termination Payment shall be equal to (i) if such Event of Default occurs at any time prior to the end of Earnout Year One, Four Million Five Hundred Thousand Dollars ($4,500,000), or (ii) if such Event of Default occurs at any time prior to the end of Earnout Year Two, Two Million Dollars ($2,000,000).  The Parties acknowledge that the Stockholders’ receipt of the Early Termination Payment shall be in lieu of the Stockholders’ opportunity to receive any additional Earnout Installments.

(h)           Purchaser’s payment obligations pursuant to this Section 2.4 shall be subject to the offset provisions of Section 8.3(c).

2.5.          Post-Closing Operation of the Company.

(a)           During the period commencing on the Closing Date and ending on December 31, 2011 (the “Earnout Period”), (i) the Purchaser shall not operate the business of the Company or its successor entity or business unit, if applicable, in a manner that is knowingly designed or intended to circumvent Purchaser’s obligation to pay the Contingent Purchase Price; (ii) neither the Purchaser nor any of its Affiliates shall engage in activities or transactions which would be reasonably likely to have the effect of deferring the receipt or recognition of Earnout Revenues beyond the Earnout Period, in a manner knowingly designed or intended to circumvent Purchaser’s obligation to pay the Contingent Purchase Price; and (iii) neither the Purchaser nor any of its Affiliates shall change its fee structures or fees with respect to Earnout Revenue in a manner knowingly designed or intended to reduce Earnout Revenue during the Earnout Period (provided that nothing in this clause (iii) shall be deemed to prohibit the Purchaser or any of its Affiliates from changing its fee structures or fees in the ordinary course of business or in response to competitive pressures).

(b)           Without limiting the determination of Earnout Revenue, the following shall be reflected on the financial statements of the Company or its successor entity or business unit, if applicable, as Earnout Revenue during the Earnout Period: (i) Revenues attributable to work performed by employees or independent contractors of the Company on existing contracts awarded to the Company or projects on which the Company has commenced work as of the Closing, (ii) Revenues attributable to work performed by employees of the Company in connection with contracts awarded to, or entered into by, other business units of the Purchaser or any of its Affiliates (other than the Company), and (iii) Revenues from New Business (as hereinafter defined) awarded to the Company to the extent such Revenues are attributable to work performed by employees or independent contractors of the Company.  “New Business” means (i) add-on work (i.e., new business added to the Company’s Government Contracts), (ii) follow-on work (i.e., new business with Company clients that are parties to the Company’s Government Contracts to do substantially the same work as is being performed under such contracts but on a succeeding contract or subcontract), (iii) any new contract with parties that were customers of the Company as of the Closing where the award of such contract is based primarily on the Company’s past performance and inclusion of Company resumes as part of the bid materials and (iv) any new contract awarded to the Company.

2.6.          Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place by facsimile and overnight delivery as of 11:59 p.m., local time in Baltimore, Maryland on December 30, 2009 or at such other time and date as the Stockholders and Purchaser may mutually agree upon in writing (the day on which the Closing takes place is herein referred to as the “Closing Date”).  The Closing shall be deemed effective at the Effective Time.  At the Closing:

(a)           Sellers shall deliver, or cause to be delivered (unless the delivery is waived in writing by Purchaser), to Purchaser:

(i)            certificates representing the Acquired Shares accompanied by such instruments or documents necessary for the transfer to Purchaser of ownership of such Acquired Shares, forms of which are attached hereto as Exhibit E;

(ii)           all minute books, accounting, financial, inventory and tax books and records and other financial records of the Company, I-9 Forms and other information or documents relating to employees and independent contractors of the Company, registers, company seals and other records relating to the organization, ownership and maintenance of the Company;

(iii)          a certification of non-foreign status from each Stockholder, dated as of the Closing Date, sworn under penalty of perjury and in the form required by Regulation Section 1.1445-2(b)(2)(ii) of the Code, stating that each respective Stockholder is not a “foreign person” as defined in Code Section 1445, in the form as Exhibit F (collectively, the “FIRPTA Certificates”);

(iv)          resignations of the officers and directors of the Company, substantially in the form as Exhibit G;

(v)           the Employment Agreements, duly executed by each of the individuals listed on Schedule 1.1(a);

(vi)          a landlord certificate, estoppel certificate and nondisturbance agreement for the Leased Real Property, in substantially the form attached hereto as Exhibit H and duly executed by the lessor of such Leased Real Property;

(vii)         the Required Consents;

(viii)        all Insurance Policies and any endorsements thereto;

(ix)           the Escrow Agreement, duly executed by the Company and each of the Stockholders;

(x)            a true and complete copy, certified by the Secretary or Assistant Secretary of the Company in a certificate of secretary (the “Certificate of Secretary”), of the charter and by-laws of the Company, incumbency of officers and directors of the Company and resolutions duly and validly adopted by the Board of Directors of the Company evidencing its authorization of the execution and delivery of this Agreement and the agreements contemplated hereby (the “Ancillary Agreements”) and the transactions contemplated hereby and thereby;

(xi)           certificates of the Secretary of State of the State of Maryland and all other states in which the Company is qualified to do business providing that the Company is in good standing;

(xii)          the Principal Employment Agreements, duly executed by each of Emma M. Lopo-Sullivan and Catherine G. Moran;

(xiii)         an opinion of Pillsbury Winthrop Shaw Pittman LLP, counsel to the Company, substantially in the form attached hereto as Exhibit I;

(xiv)        a Non-Competition Agreement, substantially in the form attached hereto as Exhibit J, duly executed by each Stockholder (the “Non-Competition Agreements”);

(xv)         documentation evidencing, to the reasonable satisfaction of the Purchaser, that any Company Employee Benefits Plans within the meaning of Section 401(k) of the Code have been validly terminated;

(xvi)        the changes requested by Purchaser to any and all signature cards or other authorizing documents relating to the bank accounts described in Schedule 4.23 hereof;

(xvii)       documentation evidencing, to the reasonable satisfaction of the Purchaser, that there are no outstanding balances under any loans or lines of credit with any commercial lender (including SunTrust Bank) of the Company and that all such debts have been satisfied with no liability or recourse to Purchaser;

(xviii)      documentation evidencing, to the reasonable satisfaction of the Purchaser, that the Shareholder Agreement, dated November 1994, by and among Richard M. Thackray, Jr., Catherine G. Moran, Emma M. Lopo-Sullivan, Phillip C. Thackray, William C. Cole, Richard K. Matta, Patricia L. Druzak and the Company has been validly terminated;

(xix)         all forms, to the satisfaction of the Purchaser, that will be used to effect the §338(h)(10) Elections, each duly executed by the Company and the Stockholders;

(xx)          Uniform Commercial Code financing statement, tax and fixture Lien, bankruptcy, pending suit and judgment searches, conducted within five (5) days of the Closing Date, with respect to the Company and its assets from all relevant jurisdictions, together with evidence satisfactory to the Purchaser that all Liens (other than Permitted Liens), if any, have been released;

(xxi)         an opinion of General Counsel PC, counsel to the Stockholders, substantially in the form attached hereto as Exhibit K; and

(xxii)        such other documents and instruments as may be reasonably necessary to effect the intent of this Agreement and consummate the transactions contemplated hereby.

(b)           Purchaser shall deliver or cause to be delivered (unless the delivery is waived in writing by the Sellers):

(i)            the Notes, in accordance with Section 2.3(b) hereof;

(ii)           a true and complete copy, certified by the Secretary or Assistant Secretary of the Purchaser, of the charter and by-laws of the Purchaser, incumbency of officers and resolutions duly and validly adopted by the Board of Directors of the Purchaser evidencing its authorization of the execution and delivery of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby;

(iii)          the Escrow Agreement, duly executed by the Purchaser;

(iv)          the Employment Agreements, duly executed by the Purchaser;

(v)           the Principal Employment Agreements, duly executed by the Purchaser; and

(vi)          such other documents and instruments as may be reasonably necessary to effect the intent of this Agreement and consummate the transactions contemplated hereby.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES REGARDING STOCKHOLDERS

As a material inducement to the Purchaser to enter into this Agreement and to acquire the Acquired Shares from the Stockholders in accordance with the terms hereof, the Stockholders hereby represent and warrant, jointly and severally (irrespective of each such Stockholder’s individual knowledge or culpability), to the Purchaser that, as of the date hereof, or such other dates as specified in a representation or warranty below, except as set forth in the corresponding sections of the disclosure schedule attached hereto (the “Disclosure Schedule”):

3.1           Authority.  Each Stockholder has full power and authority to enter into this Agreement and the Ancillary Agreements to which such Stockholder is a party and to perform such Stockholder’s obligations hereunder and thereunder.

3.2           Execution and Delivery of Valid and Binding Agreements.  This Agreement has been duly executed and delivered by each Stockholder, and this Agreement constitutes, and each of the Ancillary Agreements to which a Stockholder is a party, when executed and delivered by such Stockholder in accordance with the terms thereof shall constitute, a valid and binding obligation of such Stockholder, enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity (whether considered in proceedings at law or in equity).

3.3           No Breach.  The execution and delivery by each Stockholder of this Agreement and the Ancillary Agreements to which such Stockholder is a party, and the fulfillment of and compliance with the respective terms hereof and thereof by such Stockholder, does not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the giving of notice, the passage of time or both), (iii) result in the creation of any Lien upon such Stockholder’s assets or Encumbrance upon such Stockholder’s Acquired Shares pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any third party or any Governmental Authority pursuant to, any Law, Contract or Order to which such Stockholder is subject.

3.4           Title to Common Stock.  Each Stockholder is the record and beneficial owner of the Acquired Shares set forth opposite such Stockholder’s name on Schedule 4.2(a).  On the Closing Date, each Stockholder shall transfer to the Purchaser (in accordance with Article II hereof) good and marketable title to the Acquired Shares set forth opposite such Stockholder’s name on Schedule 4.2(a), free and clear of all Encumbrances (including voting trusts or agreements, proxies, marital or community property interests, but excluding restrictions imposed on Purchaser’s acquisition of the Acquired Shares and its subsequent sale thereof by applicable securities Laws).  Except for the Acquired Shares set forth opposite such Stockholder’s name on Schedule 4.2(a), each Stockholder owns no other shares of Capital Stock of the Company and is not a party to any option, warrant, right, Contract, call, put or other agreement or commitment providing for the acquisition or disposition of any Capital Stock of the Company (other than this Agreement).  Such Stockholder is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any Capital Stock of the Company.

3.5           Litigation.  There are no Proceedings, Orders or investigations (including any condemnation, expropriation or similar proceedings) pending or, to the knowledge of any Stockholder, threatened against or affecting any Stockholder, at law or in equity, or before or by any Governmental Authority, which would adversely affect any Stockholder’s performance under this Agreement or the Ancillary Agreements to which any Stockholder is a party or the consummation of the transactions contemplated hereby or thereby.

3.6           Acquisition Proposals.  No Stockholder is a party to or bound by any agreement with respect to any Acquisition Proposal (other than this Agreement) and the Stockholders have terminated all discussions with any third party (other than the Purchaser), if any, regarding any Acquisition Proposal.

3.7           Brokerage.  Other than the amounts due to Kipps DeSanto & Co. included in the Transaction Expenses and paid in full at Closing, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this

Agreement or any Ancillary Agreements based on any arrangement or agreement to which any Stockholder is a party or to which any Stockholder is subject.

3.8           Disclaimer of Other Representations and Warranties.  Except as expressly set forth in Articles III and IV hereof or in any Certificate, no Stockholder makes any representation or warranty, express or implied, at law or in equity, in respect of himself or herself, his or her ownership of the Company, the Company or any of its assets, liabilities or operations, including with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed.  For clarification, the foregoing disclaimer includes, and each Stockholder disclaims any express or implied representation or warranty with respect to, all information, documents or other material made available to Purchaser or any of the Purchaser Indemnitees in any data room, management presentation or in any other form in expectation of, or in connection with, the transactions contemplated hereby (other than as set forth in Articles III and IV hereof or in any Certificate).

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

As a material inducement to the Purchaser to enter into this Agreement and to acquire the Acquired Shares from the Stockholders in accordance with the terms hereof, each Seller represents and warrants, jointly and severally (irrespective of each such Seller’s individual knowledge or culpability), to the Purchaser that, as of the date hereof, or such other dates as specified in a representation or warranty below, except as set forth in the corresponding sections of the Disclosure Schedule:

4.1           Organization and Corporate Power.

(a)           Schedule 4.1(a) hereto sets forth Company’s name, its jurisdiction of incorporation or organization, and other jurisdictions in which it is authorized to do business.  The Company does not own or hold the right to acquire any Capital Stock in any other Person.  The Company has never engaged in any line of business other than training-related services.

(b)           The Company is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Maryland, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use and to perform all its obligations under the Contracts to which it is party.  The Company is duly qualified to do business as a foreign corporation and is in good standing under the Laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to so qualify would not have a Company Material Adverse Effect.

(c)           The Sellers have delivered to the Purchaser correct and complete copies of the articles of incorporation and the by-laws of the Company, which documents reflect all amendments made thereto at any time before the date hereof.  True, correct, and complete copies of the minute books containing the records of meetings of the stockholders and board of directors (and any committees thereof), the stock certificate books, ledger and record books of the Company have been furnished to the Purchaser.  The Company is not in default under or in violation of any provision of its articles of incorporation or by-laws.

(d)           The Company has all material Permits required for the operation of its business, as conducted as of the date hereof.  A complete list of all Permits held by the Company is set forth in Schedule 4.1(d).

(e)           All corporate actions of the Company have been duly authorized and validly approved to the extent required by the Laws of the State of Maryland.

(f)            The Company has never had any subsidiaries.

4.2           Capital Stock and Related Matters.

(a)           Schedule 4.2(a) hereto sets forth the authorized Capital Stock of the Company, the name of each Person holding any such Capital Stock (including any options, warrants or other rights to purchase any equity securities or Capital Stock) and any securities convertible or exchangeable into any equity securities or Capital Stock of the Company and the amount and type of such securities held by such Persons as of the date hereof.  The sale and delivery of the Shares to the Purchaser pursuant to Section 2 hereof shall vest in the Purchaser all right, title and interest in and to the Acquired Shares, and, as of the Effective Time, all issued and outstanding Capital Stock of the Company will be sold and conveyed to the Purchaser free and clear of all Encumbrances (other than restrictions imposed on Purchaser’s acquisition of the Acquired Shares or its subsequent sale thereof by applicable securities Laws or Encumbrances created or suffered by the Purchaser).  The Company does not have outstanding any Capital Stock or securities convertible or exchangeable for any of its Capital Stock or other ownership interest, nor are there outstanding any rights or options to subscribe for or to purchase the Company’s Capital Stock or other ownership interests or any stock or securities convertible into or exchangeable for its Capital Stock or other ownership interests or any equity appreciation rights or phantom equity plans.  There are no outstanding offers to purchase any of the Company’s Capital Stock (other than this Agreement).  The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Capital Stock or other ownership interests or any warrants, options or other rights to acquire its Capital Stock.  All of the outstanding Capital Stock of the Company has been duly authorized and is validly issued, fully paid and nonassessable and was not issued in violation of any statutory or contractual preemptive rights or similar restrictions.

(b)           There are no statutory or contractual preemptive rights, rights of first refusal or similar rights or restrictions with respect to the sale of any Capital Stock hereunder.  The Company has not violated any applicable federal or state securities Laws in connection with the offer, sale or issuance of any of its Capital Stock, and the offer and, assuming the accuracy of the representations and warranties of the Purchaser in Article V hereof, sale of the Acquired Shares hereunder does not require any registration under any applicable federal or state securities Laws.  Except as set forth on Schedule 4.2(b), there are no agreements between the Sellers or any other holders of Capital Stock of the Company with respect to the voting or transfer of the Company’s Capital Stock or with respect to any other aspect of the Company’s affairs.

(c)           Neither the Company nor, to the knowledge of the Sellers, any Affiliate, representative, officer, employee, director or agent of the Company is a party to or is bound by any agreement (other than this Agreement) with respect to any Acquisition Proposal.

(d)           The Company has no Indebtedness having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on matters on which holders of Capital Stock of the Company may vote.

4.3           Authorization; No Breach.   The execution, delivery and performance by the Company of this Agreement, the Ancillary Agreements to which the Company is a party and each of the transactions contemplated hereby or thereby, have been duly and validly authorized by the Company, and no other corporate act or proceeding on the part of the Company, its board of directors or its stockholders is necessary to authorize the execution, delivery or performance of this Agreement or any Ancillary Agreement to which the Company is a party or the consummation of any of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by the Company, and this Agreement constitutes, and the Ancillary Agreements to which the Company is a party, upon execution and delivery by the Company in accordance with the terms hereof will each constitute, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of bankruptcy, or other similar Laws and to general principles of equity (whether considered in proceedings at law or equity).  Except as set forth on Schedule 4.3, the execution and delivery by the Company of this Agreement and the Ancillary Agreements to which the Company is a party, and the fulfillment of and compliance with the respective terms thereof by the Company do not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the giving of notice, the passage of time or both), (iii) result in the creation of any Lien upon the assets of the Company or Encumbrance upon the Company’s Capital Stock pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of, or (vi) require any Permit or other action by or notice or declaration to, or filing with, any Governmental Authority or other Person pursuant to, (a) the articles of incorporation of the Company or the by-laws, (b) any Law to which the Company is subject, or (c) any Contract, Order or other agreement to which the Company is subject.

4.4           Financial Statements.  The Company has delivered to the Purchaser true and complete copies of the Financial Statements.  The Audited Financial Statements (i) are accurate and complete, (ii) were prepared from and are consistent with the Books and Records of the Company (which, in turn, are accurate and complete in all material respects), and (iii) fairly present in all material respects the financial condition and the results of operations of the Company for the periods covered thereby in accordance with GAAP (as in effect on the date of the applicable Audited Financial Statements).  The Unaudited Financial Statements (i) are accurate and complete, (ii) were prepared from and are consistent with the Books and Records of the Company (which, in turn, are accurate and complete in all material respects), and (iii) except as set forth on Schedule 4.4(a) hereto, fairly present in all material respects the financial condition and the results of operations of the Company for the periods covered thereby in accordance with GAAP (as in effect on the date of the Unaudited Financial Statements), subject to (a) the absence of footnote disclosures to the extent such disclosures are not required by GAAP (as in effect on the date of the Unaudited Financial Statements), and (b) changes resulting from normal year end adjustments, in each case that are not material and are consistent with historical year-end adjustments.  Except as set forth on Schedule 4.4(b) and the Financial Statements, the Company has not committed to or budgeted for, and does not have any current expectation that it will incur, any nonrecurring or extraordinary items for periods after the Closing.  The Company has no Indebtedness other than the Indebtedness set forth on Schedule 4.4(c) and the Closing Date Statement.

4.5           Accounts Receivable.  All accounts receivable of the Company reflected in the Estimated Closing Balance Sheet, and as incurred prior to the Adjusted Time in the normal course of business since the date thereof, represent arm’s length sales actually made in the ordinary course of business, are collectible in the ordinary course of business consistent with past practice, are not currently subject to any counterclaim, valid defense, return, allowance, credit or setoff of any kind, and are not in dispute (and, to the knowledge of the Sellers, are not expected to be subject to any counterclaim, valid defense, return, allowance credit, dispute or setoff of any kind) subject to reserves for doubtful accounts recorded on the Estimated Closing Balance Sheet.

4.6           Absence of Undisclosed Liabilities.  Except as set forth on Schedule 4.6(a) hereto, the Company has no obligation or liability of any type required to be accrued or reserved against under GAAP as in effect on the date hereof, except those that are accrued or reserved against in the Financial Statements for the period ended on the date of the Latest Balance Sheet or incurred in the ordinary course of business consistent with past business practice.  Except as set forth in Schedule 4.6(b), the Company has no obligation or liability of any type that is not required to be accrued or reserved against under GAAP as in effect on the date hereof.  The Company has not incurred or paid any liability since the date of the Latest Balance Sheet except for such liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are fully reflected on the books and records of the Company (none of which is an environmental, health or safety liability or a liability resulting from noncompliance with any applicable Law, the breach of any Contract, the breach of any warranty, the commission of any tort or act of infringement or any other claim or lawsuit).

4.7           No Material Adverse Effect.  Since the date of the Latest Balance Sheet, there has occurred no fact, event or circumstance which has had, or could reasonably be expected to have, a Company Material Adverse Effect.  Since the date of the Latest Balance Sheet, the Company has conducted its business in the ordinary course of business consistent with past practice.

4.8                                 Absence of Certain Developments.  Except as and to the extent set forth on Schedule 4.8(a), and except for this Agreement and the transactions contemplated hereby, since the date of the Latest Balance Sheet the Company has not:

(i)                                    issued any notes, bonds or other debt securities or issued, delivered, sold, pledged, disposed of or otherwise subjected to any Encumbrance any Capital Stock (including the Acquired Shares) or other equity securities or any securities convertible, exchangeable or exercisable into any Capital Stock or other equity securities or any rights, warrants or options to acquire any such Capital Stock or other equity securities;

(ii)                                borrowed any amount or incurred or become subject to any liabilities, except liabilities incurred in the ordinary course of business and liabilities under Contracts entered into in the ordinary course of business;

(iii)                            discharged or satisfied any Lien or paid any obligation or liability, other than in the ordinary course of business;

(iv)                              declared, set aside or made any dividend, payment or distribution (whether actual, constructive or deemed) of cash or other property to any of the holders of its Capital Stock with respect to such stock or purchased, redeemed or otherwise acquired, directly or indirectly, any shares of its Capital Stock or any outstanding rights or securities exercisable or exchangeable for or convertible into its Capital Stock (including any warrants, options or other rights to acquire its Capital Stock);

(v)                                  mortgaged or pledged any of its properties or assets or subjected them to any Liens, except for any Permitted Liens;

(vi)                              sold, assigned, leased, licensed or transferred any of its tangible assets, except the sale or lease of inventory in the ordinary course of business, or canceled any debts or claims;

(vii)                          sold, assigned, leased, licensed, transferred or otherwise encumbered any Intellectual Property Rights or abandoned or permitted to lapse any Intellectual Property Rights;

(viii)                      suffered any extraordinary losses or waived any material rights, whether or not in the ordinary course of business or consistent with past practice;

(ix)                              delayed or postponed the payment of any accounts or commissions payable or any other liability or obligations exceeding, in the aggregate, Twenty Thousand Dollars ($20,000) or agreed or negotiated with any party to extend the payment date of any accounts or commissions payable or accelerated the collection of any notes, accounts or commissions receivable exceeding, in the aggregate, Twenty Thousand Dollars ($20,000);

(x)                                  made commitments for capital expenditures which have not been funded prior to the date hereof that aggregate in excess of Twenty Thousand Dollars ($20,000);

(xi)                              made any charitable contributions or pledges;

(xii)                          suffered any damage, destruction or casualty loss exceeding in the aggregate Twenty Thousand Dollars ($20,000) (whether or not covered by insurance);

(xiii)                      made any loans or advances to, Investment in, or guarantees for the benefit of, any Person or taken steps to incorporate or form any subsidiary or Affiliate;

(xiv)                        made any change in any method of accounting or accounting policies, other than those required by GAAP which have been disclosed in writing to the Purchaser;

(xv)                            entered into any employment, independent contractor or consulting Contract (written or oral) or changed the employment terms for any employee or made or granted any bonus or any wage, salary or compensation increase to any director, officer, employee, consultant or independent contractor, group of employees, consultants or independent contractors or made or granted any increase in any Employee Benefits Plan or arrangement, other than an amendment necessary to maintain compliance with Law, or amended or terminated any existing Employee Benefits Plan, incentive arrangement or other benefit covering any of the employees or independent contractors of the Company or adopted any new Employee Benefits Plan, incentive arrangement or other benefit covering any of the employees or independent contractors of the Company;

(xvi)                        entered into any collective bargaining agreement or relationship with any labor organization;

(xvii)                    entered into or terminated, accelerated or canceled any Contract out of the ordinary course of business, or amended, modified or made any change in, or waived any benefit of, any Contract out of the ordinary course of business;

(xix)                        entered into any Contract out of the ordinary course of business or prohibiting or restricting it from freely engaging in any business or otherwise restricting the conduct of its business;

(xx)                            amended its articles of incorporation, by-laws or other organizational documents;

(xxi)                        entered into any other transaction, other than in the ordinary course of business, or materially changed any business practice;

(xxii)                    entered into any compromise or settlement of any Proceeding, Order or investigation affecting the Company; or

(xxiii)                agreed or otherwise committed, whether orally or in writing, to do any of the foregoing.

Schedule 4.8(b) sets forth the true and correct amount of all dividends, payments or distributions of cash or other property to any of the Stockholders, made at any time since the date of the Latest Balance Sheet.

4.9                                 Assets.  Schedule 4.9(a) sets forth an accurate and complete list of all assets, tangible or intangible, owned by the Company (the “Owned Assets”).   The Company has good and transferable title to all of the Owned Assets free and clear of all Liens except for Permitted Liens.  The Company has good and transferable title to, or the right to use, the properties and assets, tangible or intangible, used by the Company, located on the premises of the Company or, if applicable, shown on the Latest Balance Sheet or acquired thereafter, free and clear of all Liens, except for inventory disposed of in the ordinary course of business since the date of the Latest Balance Sheet and Permitted Liens.  Except as described on Schedule 4.9(b), all of the material equipment and other material tangible assets (whether owned or leased) of the Company are in good condition and repair, ordinary wear and tear excepted, and are fit for use in the ordinary course of the Company’s business.  Except as set forth on Schedule 4.9(c), as of the Effective Time, the Company shall own, or have the right to use,  all the assets and rights necessary for the conduct of the Company’s business as presently conducted.

4.10                           Real Property.

(a)                                  The Company does not own any real property.  Schedule 4.10 sets forth a list of all of the only lease, license, sublease of, or other Contract with respect to, real property (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) to which the Company is a party to or bound by (the “Lease”) and each leased, licensed and subleased parcel of real property in which the Company has a leasehold or subleasehold interest or any other land, buildings structures, improvements, fixtures used or occupied by the Company or other interests in real property held by the Company (the “Leased Real Property”).  The Company has delivered to Purchaser a true and complete copy of the Lease.  The Company holds a valid and existing leasehold or subleasehold interest under the Lease.  Since November 2001, the Company has had, as its only physical location other than home offices, the Leased Real Property.  From  1996 to  2001, the Company’s only physical location was at 1725 Duke Street, Alexandria, Virginia, and from  1994 to  1996, the Company’s only physical location was at 8201 Corporate Drive, Suite 750, Landover, Maryland.  With respect the Lease: (i) there are no disputes, oral agreements, or forbearance programs existing or in effect as to such Lease and the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the Lease; (ii) such Lease has not been amended or modified in any respect; (iii) all buildings, improvements and other property leased, licensed or subleased thereunder are supplied with utilities and other services necessary for the operation thereof in the ordinary course of the Company’s business (including gas, electricity, water, telephone, sanitary and storm sewer, and access to public roads); (iv) there are no Liens or Encumbrances on the estate or interest created by such Lease; (v) the Company has not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof; and (vi) the transactions contemplated by this Agreement will not require the consent of any landlord, licensor or sublandlord or the Sellers will provide such consent prior to the Closing.

(b)                                 To the knowledge of the Sellers, there exists no violation of any covenant, condition, restriction, easement, agreement or order of any Governmental Authority having jurisdiction over any Leased Real Property that affects such real property or the use or occupancy thereof.  No damage or destruction has occurred with respect to any of the Leased Real Property that, individually or in the aggregate, has had or resulted in, or will have or result in, a significant adverse effect on the operation of the business of the Company.  No current use by the Company of any Leased Real Property is dependent on a nonconforming use or other approval from a Governmental Authority the absence of which would limit the use of any of the properties or assets in the operation of the Company’s business.

(c)  To the knowledge of the Sellers, all buildings and all components of all buildings, structures and other improvements included within the Leased Real Property are in good condition and repair, ordinary wear and tear excepted, and are fit for use in the ordinary course of the Company’s business.

4.11                           Contracts and Commitments.

(a)                                  Except as expressly contemplated by this Agreement or as set forth on Schedule 4.11(a), Schedule 4.17, Schedule 4.19, Schedule 4.20 or Schedule 4.26(a), the Company is not a party to or bound by any written or oral:

(i)                                    pension, profit sharing, equity option, employee equity purchase or other plan or arrangement providing for deferred or other compensation to employees or any other Employee Benefits Plan, arrangement or practice, or severance agreements or other payments, programs, policies or arrangements, in each case whether formal or informal;

(ii)                                collective bargaining or any other Contract with any labor union;

(iii)                            settlement, conciliation or similar Contract pursuant to which, after the execution date of this Agreement, the Company will be required to pay consideration in excess of Twenty Thousand Dollars ($20,000) or to satisfy monitoring or reporting obligations to any Governmental Authority outside the ordinary course of business;

(iv)                              management agreement, Contract for the employment or engagement of any officer, employee, independent contractor or other Person on a full-time, part-time, consulting or other basis or Contract providing for the payment of any cash or other compensation or benefits upon or in connection with the consummation of the transactions contemplated hereby;

(v)                                  Contract requiring the consent of any party thereto upon a change in control of the Company, containing any provision which would result in a modification of any rights or obligations of any party thereunder upon a change in control of the Company or which would provide any party any remedy (including rescission or liquidated damages) in the event of a change in control of the Company;

(vi)                              Contract under which it has advanced or loaned monies to any other Person or otherwise agreed to advance, loan or invest any funds;

(vii)                          Contract or indenture relating to Indebtedness or the mortgaging, pledging or otherwise placing of a Lien on any asset or group of assets of the Company or any letter of credit arrangements;

(viii)                      guaranty of any obligation for Indebtedness for Borrowed Money or otherwise (other than endorsements made for collection in the ordinary course of business);

(ix)                              lease or Contract under which the Company is lessee of or holds or operates any property, real or personal, owned by any other Person;

(x)                                  lease or Contract under which the Company is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by the Company;

(xi)                              Contract binding the Company to an obligation of nondisclosure or confidentiality to the extent that the breach or violation of such Contract would result in Losses in excess of Twenty Thousand Dollars ($20,000);

(xii)                          Contract or group of related Contracts with the same party or group of affiliated parties, the performance of which involves consideration in excess of Fifty Thousand Dollars ($50,000);

(xiii)                      Contract continuing over a period of more than twelve (12) months from the date or dates thereof, which is not terminable by the Company upon thirty (30) days’ or less notice without penalty;

(xiv)                        Contract relating to the marketing, sale, advertising or promotion of its products or services;

(xv)                            warranty Contract with respect to products sold or leased or services provided or indemnity Contract with any supplier under which the Company is obligated to indemnify such supplier against product liability claims;

(xvi)                        Contract relating to any Investment;

(xvii)                    assignment, license, royalty, indemnification or other Contract with respect to any Intellectual Property Rights;

(xviii)                Contract under which it has granted any Person any registration rights (including demand or piggyback registration rights);

(xix)                        broker, agent, sales representative, sales or distribution Contract or Contract relating to the export and/or import of any goods or equipment;

(xx)                            power of attorney or other similar Contract or grant of agency;

(xxi)                        Contract prohibiting it from freely engaging in any business or competing anywhere in the world;

(xxii)                    teaming or similar Contract; or

(xxiii)                other Contract which is material to its operations.

(b)                                 All of the Contracts set forth on Schedule 4.11, Schedule 4.17, Schedule 4.19, Schedule 4.20 or Schedule 4.26 are valid, binding and enforceable in accordance with their respective terms and shall be in full force and effect without penalty in accordance with their terms upon consummation of the transactions contemplated hereby.  The Company has performed all obligations required to be performed by it under such Contracts, and is not in default under or in breach of, nor in receipt of any claim of default or breach under, any Contract to which the Company is subject; no event has occurred which it is reasonably foreseeable with the passage of time or the giving of notice or both is reasonably likely to result in a default, breach or event of noncompliance by the Company under any Contract to which the Company is subject; the Company has no present expectation or intention of not fully performing all such obligations on a timely basis; the Sellers have no knowledge of any breach or anticipated breach by the other parties to any Contract to which the Company is a party; and, to the knowledge of the Sellers, the Company is not a party to any Contract that would reasonably be expected to result in a Company Material Adverse Effect.

(c)                                  The Purchaser has been supplied with a true and correct copy of each of the written Contracts and an accurate written description of each of the oral Contracts of the Company (if any), in each case that are referred to on Schedule 4.11, Schedule 4.17, Schedule 4.19, Schedule 4.20 or Schedule 4.26, together with all amendments, waivers or other changes thereto.

(d)                                 The cost of completing performance of any Contract or project with respect to which the Company has commenced work, including allocable overhead and general and administrative expenses that the Company would have expected to incur had it not been acquired by the Purchaser, does not exceed the remaining Backlog or any funding limitation or authorizations with respect to such Contract or project with respect to which the Company has commenced work; provided that for purposes of this Section 4.11(d), each Contract or project with respect to which the Company has commenced work shall be deemed to include all task orders or statements of work associated with such Contract or project with respect to which the Company has commenced work and such task orders or statements of work shall not be deemed to be separate Contracts.

(e)                                  Each Government Contract is reasonably capable of being performed by the Company on time and within budget.

(f)                                    To the knowledge of the Sellers, no counterparty to any customer or supplier Contract set forth in Schedule 4.11(a) or Schedule 4.26(a) has threatened to, or notified the Company of any intention to, cancel any such Contract or reduce the frequency or volume of business under such Contract compared to the frequency and volume of business during the twelve (12)-month period ended as of the Closing Date.

(g)                                 None of the Company’s Contracts will require the Company after the Closing to qualify as a Small Business, Woman Owned Business, Minority Business Enterprise, Small Disadvantaged Business or other preferred status as a condition of maintaining any Contract.

4.12                           Proposals.  Except as disclosed on Schedule 4.12(a) and Schedule 4.26(a), no outstanding Bid to a customer of the Company exists.  Except as disclosed on Schedule 4.12(b), no such outstanding Bid exists in connection with which (i) the Company has commenced performance or made a commitment to commence performance prior to the award of a Contract in connection with such Bid, or (ii) the revenues to be earned under the terms of such Bid are less than the cost to perform, including overhead and general and administrative costs that the Company would have expected to incur had it not been acquired by the Purchaser.

4.13                           Litigation.  Except as set forth on Schedule 4.13, there are no Proceedings, Orders or investigations pending or, to the knowledge of the Sellers, threatened against or affecting the Company or any assets of the Company (or to the knowledge of the Sellers, pending or threatened against any of the officers, directors or Stockholders), or pending or threatened by the Company against any third party, at law or in equity, or before or by any Governmental Authority (including any Proceedings, Orders or investigations with respect to the transactions contemplated by this Agreement); the Company is not subject to any arbitration proceedings under collective bargaining agreements or otherwise or any governmental investigations or inquiries; and, to the knowledge of the Sellers, there is no basis for any of the foregoing.  The foregoing includes actions pending or threatened involving the prior employment of any past or present employee, the Company’s use in connection with its business of any information or techniques allegedly proprietary to any such employee’s former employers or such employee’s obligations under any Contracts with former employers.  The Company is fully insured with respect to each of the matters set forth on Schedule 4.13.  The Company has not received any opinion or memorandum or legal advice from legal counsel to the effect that the Company is exposed, from a legal standpoint, to any liability.

4.14                           Tax Matters.

(a)                                  All material Tax Returns required to have been filed by the Company have been filed prior to the due date for such Tax Returns, and each such Tax Return is true, correct, accurate and prepared in accordance with applicable Law.  All material Taxes that have become due have been paid, whether or not shown on any Tax Return.  All Taxes that the Company is (or has been) required by Law to withhold or collect have been duly withheld or collected, and have been timely paid over to the appropriate Tax authorities.  There are no Liens on any assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax other than Permitted Liens or Liens as set forth on Schedule 4.14(a) and for which appropriate reserves have been established in accordance with GAAP as in effect as of the date such reserves were taken, consistently applied.  The Company does not have any liability for amounts described in clause (i) of the definition of the term “Tax” of any Person (other than the Company) imposed on the Company as a transferee or successor, or by contract or pursuant to any law, rule or regulation, which relate to an event or transaction occurring before the Closing (“Third Party Tax Liability”).

(b)                                 No deficiency for any amount of Tax has been asserted or assessed by a taxing authority against the Company, and there is no audit, Proceeding or investigation pending against the Company in respect of any Taxes, nor has the Company been informed in writing of the commencement of any such activity.  Neither the Company nor any member of any affiliated, consolidated, combined or unitary group of which the Company is a member, has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any statute of limitations which will remain open after the Effective Time.

(c)                                  To the extent outstanding as of the Adjusted Time, the unpaid Current Tax Liabilities of the Company arising through the Adjusted Time have been reflected on the Estimated Closing Balance Sheet.  The amount of the Company’s reserve for unpaid Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Latest Balance Sheet has been determined in accordance with GAAP as in effect as of the date of the Latest Balance Sheet.  Since the date of the Latest Balance Sheet, the Company has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP as in effect as of the date of the Latest Balance Sheet.

(d)                                 To the extent so requested by Purchaser, the Company has made available to Purchaser or its legal counsel or accountants copies of all Tax Returns for the Company filed for all periods since January 1, 2005 and all private letter rulings, determination letters, closing agreements and other correspondence issued by or received from any taxing authority since the same date or that apply to the Company after the Closing Date.  Schedule 4.14(d) contains a list of all jurisdictions (whether foreign or domestic) in which the Company (i) is required to file any material Tax Returns, or (ii) has entered into any agreement with any taxing authority, including, but not limited to, a closing agreement pursuant to Code Section 7121 (or any corresponding or similar provision of state, local or foreign Tax Law), with regard to the Tax liability of the Company affecting any Tax period for which the applicable statute of limitations, after giving effect to extensions or waivers, has not expired.

(e)                                  The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of (i) any change in method of accounting for a taxable period ending at or prior to the Effective Time (except as is reflected on the Estimated Closing Balance Sheet or which relates to operations of the Company from and after the Effective Time), (ii) any “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign Tax Law) executed at or prior to the Effective Time, or (iii) any intercompany transactions or any excess loss account described in the Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign Tax Law).

(f)                                    The Company (i) is not a party to any “reportable transaction” within the meaning of Section 1.6011-4 of the Treasury Regulations, (ii) is not and has never been a “United States real property holding corporation” within the meaning of Code Section 897 during the applicable period specified in Code Section 897(c)(1)(A)(ii), (iii) has not taken any position on a federal income tax return that would reasonably be expected to give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662 without disclosing such position as provided in the applicable Treasury Regulations, and (iv)  has never been a party to any transaction or arrangement which has caused an extension of any statute of limitations related to Taxes if such statute of limitations would remain open after the Effective Time.

(g)                                 The Company will request a private letter ruling from the Internal Revenue Service confirming that for federal income tax purposes (i) the Company’s election to be treated as an S corporation did not terminate as a result of a shareholder’s attempt to transfer shares into an individual retirement account (which transfer was declared void ab initio by court order) and (ii) the Company  will continue to be treated as an S corporation throughout the period beginning on the date of the attempted transfer and thereafter (assuming that the Company’s S election was valid and has not otherwise terminated) (such ruling, if received in form and substance satisfactory to Seller Representatives, the “S Corporation Ruling”).  Except with respect only to the foregoing specific issues, (1) the Company has been a validly electing S corporation within the meanings of §1361 and 1362 of the Code (“S Corporation”) at all times since the date of its formation and has not since that date acquired an asset from a C corporation in the circumstances described in §1374(d)(8) of the Code; and (2) this Subchapter S election is currently effective and will be effective immediately prior to Closing.  With respect to all states in which the Company has or has had operations, which for state Tax purposes allow a corporation to be treated as an S Corporation or similar entity entitled to special Tax treatment, all elections for such treatment have been properly and validly made in such states and, except with respect only to the specific issues set forth in the first sentence of this Section 4.14(g), the Company has qualified at all times since the effective date of such elections for such treatment.  No taxing authority has challenged the effectiveness of the Company’s status as a S Corporation.  Subject only to the specific issues set forth in the first sentence of this Section 4.14(g), the Company has no liability for Taxes under Code sections 1374 and 1375 (and any similar provision of foreign, state, or local law).

4.15                           Compliance With Laws.  Except as set forth on Schedule 4.15, the Company has materially complied with each Law relating to the operation of its business and the maintenance and operation of its properties and assets.  The Company has not received any notice of any Proceeding, and no Proceedings have been filed against the Company alleging any such violation.

4.16                           Environmental and Safety Matters.

(a)                                  Except as set forth on Schedule 4.16:

(i)                                    The Company is and has been in compliance with all Environmental and Safety Requirements;

(ii)                                The Company has not received any notice, report or other information indicating that it may be or is in violation of any Environmental and Safety Requirements or may have or has liabilities under Environmental and Safety Requirements;

(iii)                            To the knowledge of the Sellers, there are no underground storage tanks, asbestos-containing materials or equipment containing polychlorinated biphenyls, or drinking water wells, production wells, or groundwater monitoring wells at the Leased Real Property, nor at any property previously owned, leased or operated by the Company during the period owned, leased or operated by the Company;

(iv)                              The Company has not treated, stored, disposed, arranged for or permitted the disposal of, transported, handled, or released any Hazardous Material at the Leased Real Property or at any other location nor have the operations of the Company resulted in exposure of any Person to Hazardous Materials, in each case so as to give rise to liabilities of the Company under Environmental and Safety Requirements, including any corrective, investigatory or remedial liabilities or obligations;

(v)           To the knowledge of the Sellers, no Hazardous Materials have been released at, on, under or from the Leased Real Property or any property previously owned, leased or operated by the Company during the period owned, leased or operated by the Company;

(vi)          To the knowledge of the Sellers, neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of any Governmental Authority or third parties, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental and Safety Requirements;

(vii)         The Company has not assumed by Contract, agreement or operation of Law, including indemnity, any liability of any other Person relating to Environmental and Safety Requirements; and

(viii)       The Company has no liabilities with respect to the presence of Hazardous Materials, in or upon any property, premises or facility;

(b)           The Company has provided to the Purchaser copies of all orders, agreements, audits, reports, assessments, remedial action plans, or other similar documents relating to compliance by the Company with or potential liability of the Company under Environmental and Safety Requirements or the environmental condition of any property now or previously owned, occupied or operated by the Company or any of its predecessors.

4.17         Intellectual Property.

(a)           Schedule 4.17(a) lists all of the Company’s (i) United States and foreign patents and patent applications (including any divisionals, continuations, continuations-in-part, renewals, substitutions or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn or refiled); (ii) trademark, service mark, trade dress and trade name registrations and applications in all jurisdictions in which such designations are registered or applied for and, if applicable, the respective registration or applications numbers and any unregistered trademarks, service marks, trade dress and trade names; (iii) copyright registrations, including all renewals and extensions thereof, and applications for copyright registrations, and non-registered material works; (iv) domain name registrations and the respective registrants, registrants, registrars and expiration dates, and the Company’s websites and secure sockets layer (SSL) certificates; and (v) all licenses granted by the Company to any third party with respect to any Intellectual Property Rights owned by the Company, all licenses and other rights granted by any third party to the Company with respect to any Intellectual Property Rights other than with respect to off-the-shelf software.

(b)           Except as set forth on Schedule 4.17(b), to the knowledge of the Sellers, the Company has obtained a license to all of the Intellectual Property Rights necessary for operation of the Company’s business or such rights are solely and exclusively owned by the Company free and clear of all Liens.  No Person has a right to receive a royalty or similar payment in respect of any Intellectual Property Rights owned or used by the Company.  No Proceeding has been made or asserted or is pending (nor, to the knowledge of the Sellers, is threatened) against the Company or any of its Affiliates either (i) challenging or seeking to deny or restrict the use by the Company or any of its Affiliates of any of the Company’s Intellectual Property Rights or (ii) alleging that any services provided or products manufactured or sold, or Intellectual Property Rights used, are being provided, manufactured, sold or used in violation of any Intellectual Property Rights of any third party, and to the knowledge of the Sellers, there is no basis for any such Proceeding.

(c)           There have been no claims made asserting the invalidity, misuse or unenforceability of any of the Intellectual Property Rights owned by the Company, and, to the knowledge of the Sellers, there are no valid grounds for the same.  Except as set forth on Schedule 4.17(c), the Company has not received any notices of, and the Company is not aware of any facts which indicate a likelihood of, any infringement or misappropriation by, or conflict with, any third party with respect to the Intellectual Property Rights owned by the Company (including any demand or request that Sellers’ license any rights from a third party).  The conduct of the business of the Company has not infringed, misappropriated or conflicted with and does not infringe, misappropriate or conflict with any Intellectual Property Rights of other Persons and, to the knowledge of the Sellers, the Company’s Intellectual Property Rights have not been infringed, misappropriated or conflicted by other Persons.  The transactions contemplated by this Agreement will not have an adverse effect on the right, title and interest of the Company in and to the Company’s Intellectual Property Rights.  All of the Company’s Intellectual Property Rights shall be owned or otherwise available for use on substantially identical terms and conditions immediately following the Effective Time (except as such ownership or use may be impaired by any action or inaction of the Purchaser other than the Purchaser’s entry into this Agreement, the Ancillary Agreements to which the Purchaser is a party and the consummation of the transactions contemplated hereby and thereby).

(d)           Except as set forth on Schedule 4.17(d), the Company has not granted any options, licenses, or agreements relating to the Company’s Intellectual Property Rights or the marketing or distribution thereof, except non-exclusive express or implied licenses to end-users in the ordinary course of business.

(e)           Except to the extent transferred to customers under services agreements with the Company, the Company owns and possesses all right, title and interest in and to all Intellectual Property Rights created or developed by the Company’s (or its Affiliates’) employees (including Employees) or to the actual or demonstratively anticipated research or development conducted by the Company.  Except as identified on Schedule 4.17(e), the Company’s Employees who provide, or who have provided during the past three (3) years, services to the Company have been subject to “work for hire” arrangements with the Company and are subject to agreements (i) providing for the non-disclosure by such Person of any confidential information of the Company, and (ii) providing for the irrevocable assignment by such Person to the Company of any Intellectual Property Rights arising out of or relating to such Person’s employment by, engagement by or Contract with the Company.

(f)            It is not and will not be necessary to utilize any Intellectual Property Rights of any Employee which rights were developed, invented or made prior to such Employee’s employment or engagement by the Company except for any such Intellectual Property Rights that have previously been assigned to the Company.  No loss or expiration of any Intellectual Property Rights owned or used by the Company that would have a Company Material Adverse Effect is pending or, to the knowledge of the Sellers, threatened.  The Company has taken all commercially reasonable actions necessary to maintain and protect the Intellectual Property Rights owned by the Company.

(g)           None of the computer hardware, telecommunications equipment, and other similar or related items of automated, computerized, and/or software systems, and any other networks or systems and related services owned or leased by the Company (collectively, the “Business Systems”) have experienced failures, breakdowns, or continued substandard performance in the past twelve (12) months that has caused any substantial disruption or interruption in or to the use of any such Business Systems by the Company other than those disruptions and interruptions that are typical for such Business Systems.

(h)           No Public Software forms part of any software, firmware or middleware included in any product of the Company, and no Public Software was or is used in connection with the development of any product of the Company or is incorporated into, in whole or in part, or has been distributed with, in whole or in part, any product of the Company.

(i)            No funding, facilities or personnel of any Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any of the Intellectual Property Rights owned by the Company or any of the Company’s products.

(j)            Except with respect to demonstration or trial copies, no product, system, program or software module designed, developed, distributed, licensed or otherwise made available by the Company to any Person, contains any “back door”, “time bomb”, “Trojan horse”, “worm”, “drop dead device”, “virus”, or other software routines or hardware components designed to permit unauthorized access or to disable or erase software, hardware or data without the consent of the user.

4.18         Insurance.  Schedule 4.18(a) sets forth a full, accurate and complete list of insurance policies which the Company maintains (the “Insurance Policies”), which list sets forth a description with respect to each policy of the amount and types of coverage, limits, inception and expiration dates and insurance carrier.  Such policies have been made available to Purchaser and are in full force and effect.  The Company has paid all premiums under such policies and is not in default with respect to its obligations under such policies.  All claims made by the Company under the Insurance Policies during the twelve (12) months prior to Closing are described in Schedule 4.18(b).

4.19         Employees.

(a)           Set forth on Schedule 4.19 is an accurate and complete list of the names of all persons employed by or contracted by the Company (each an “Employee”) as of the date hereof, together with the following information with respect to each such Employee:  (i) job title; (ii) date of hire; (iii) base compensation or periodic rate; (iv) exempt and non-exempt status; and (v) additional compensation (or the terms thereof, if determined pursuant to a scale or formula), if any, as of the date hereof.  Except as set forth on Schedule 4.19, all employees are employed at-will with no Contracts of employment for any definite term and may be terminated at any time for any reason or no reason, with or without notice and without the payment of any penalties or termination or severance fees or other amounts.  Except as set forth on Schedule 4.19, all persons working for the Company are employees of the Company.  The Company has no contractual or other working arrangements with any Persons otherwise employed by a staffing firm or other provider of temporary employees.    All independent contractors of the Company are subject to agreements that may be terminated by the Company at any time and for any reason or no reason, with or without notice and without the payment of any penalties or termination or severance fees or other amounts.  For federal income tax purposes, and for purposes of applicable employment and tax Laws, all independent contractors of the Company have been properly treated and classified as independent contractors (including any applicable filings of IRS Form 1099), and all employees of the Company have been properly treated as employees.

(b)           Except as set forth on Schedule 4.19(b)(i), the Company is not aware that any executive, employee, independent contractor of the Company, group of employees or group of independent contractors of the Company has any plans to terminate his, her or their employment or independent contracting relationship with the Company.  The Company has complied with all Laws relating to the employment of labor (including provisions thereof relating to wages, hours, equal opportunity, collective bargaining, layoffs, immigration, workplace safety and the payment of social security and other taxes), and the Company is not aware of or has never experienced any labor relations problems (including any union organization activities, threatened or actual strikes or work stoppages or grievances).  There are no collective bargaining agreements applicable to any employee of the Company, and the Company has no obligation to bargain with any labor organization with respect to any such employee. The Company has no union employees.  There are no pending unfair labor practice charges against the Company, no demands for recognition, whether by way of petition filed with the National Labor Relations Board or otherwise, and no other effort of or request or demand from a labor organization for representative status with respect to any employee of the Company or other organizational efforts with respect to a collective bargaining unit, and the Company has not committed any unfair labor practice.  Except as set forth in Schedule 4.19(b)(ii), neither the Company nor, to the knowledge of the Sellers, any Employee is subject to any noncompete, nondisclosure, confidentiality, employment, consulting or similar agreements relating to, affecting or in conflict with the present or proposed business activities of the Company.  The Company has not received any notice alleging that any violation of any such agreements has occurred.  Schedule 4.19(b)(iii) contains a correct and complete list of all employees and independent contractors of the Company who have executed and delivered to the Company any (i) agreement providing for the nondisclosure by such Person of any confidential information of the Company or (ii) agreement providing for the assignment or license by such Person to the Company of any Intellectual Property Rights (an “Inventions Agreement”).  Except as set forth in Schedule 4.19(b)(iii), no Employee has excluded works or inventions made prior to his or her employment with the Company or the commencing of his or her independent contracting relationship with the Company from any Inventions Agreement between the Company and such Person.

(c)           With respect to this transaction, any notice required under any Law or collective bargaining agreement has been or prior to the Effective Time will be given, and all bargaining obligations with any employee representative have been or prior to the Effective Time will be satisfied.  Within the past three (3) years, the Company has not implemented any plant closing or layoff of employees subject to the WARN Act.

(d)           The Company has complied in all material respects with all applicable Laws relating to the employment of labor, including the WARN Act, ERISA, continuation coverage requirements with respect to group health plans as required by COBRA, and applicable state Laws, the applicable requirements of HIPAA, and those Laws relating to wages, hours, collective bargaining, unemployment insurance, leaves of absences, workers’ compensation, military service, immigration control, the payment and withholding of employment Taxes (including, payroll Taxes) and equal employment opportunity, including personnel policies and the maintenance of a work environment in which no discrimination or disparate treatment occurs with regard to any employment actions, such as recruiting, hiring, promotion, compensation, benefits and training.

(e)           There are no pending or, to the knowledge of the Sellers, threatened employment related actions or claims, and, to the knowledge of the Sellers, there are not now, nor have there been within the applicable limitation periods, any facts or circumstances that would give rise to such actions or claims.  Except as set forth in Schedule 4.19(e), within the past three (3) years, the Company has not settled any Proceedings with any employee or independent contractor of the Company.

(f)            There are no pending or, to the knowledge of the Sellers, threatened, employment-related actions before any Governmental Authority or division thereof (including the Equal Employment Opportunity Commission, Department of Labor, the National Labor Relations Board, or Office of Federal Contract Compliance Programs)

whether statutory, common law, or otherwise, seeking damages, remedies, or any other relief against the Company (“Administrative Claims”), and, to the knowledge of the Sellers, there are not now, nor have there been within any applicable limitation periods, any dispute that would reasonably be expected to give rise to any such Administrative Claims.

(g)           No Employees are, or within the past three (3) years have been, the subject of disciplinary proceedings instituted by the Company or been placed on probationary status by the Company and, to the knowledge of the Sellers, there is no basis for the institution of any such disciplinary proceedings or the placement of any Employees on probationary status.

(h)           All current employees of the Company are legally authorized to work in the United States either because of their status as United States citizens, legal permanent residents, or by virtue of possessing a visa under Laws relating to immigration control which visa allows for such employee to work in the United States.  None of the Company, its Affiliates or any predecessors of either of them, has recruited or referred for a fee a Person who is not legally authorized to be employed in the United States, or knowingly employed a Person that is not legally authorized to be employed in the United States or continued to employ a Person knowing the Person ceased to be legally authorized to be employed in the United States.  The Company has properly completed all reporting and verification requirements pursuant to Laws relating to immigration control for all of its past and current employees, including the Form I-9, and the Company has retained for each current employee the Form I-9 throughout such employee’s period of employment with the Company and has retained a Form I-9 for each former employee for a period of one (1) year from the date of termination of such employee or three (3) years from the date of hire, whichever is later.  The Company has not received notice from any Governmental Authority that the Company is in violation of any Laws pertaining to immigration control or that any current or former employee is or was not legally authorized to be employed in the United States or is or was using an invalid social security number and there is no pending or, to the knowledge of the Sellers, threatened actions or claims under the Immigration Reform and Control Act of 1986 against the Company.

4.20         ERISA.   (a)           Schedule 4.20(a) sets forth an accurate and complete list of each Employee Benefits Plan in which Employees participate or are eligible to participate or derive a benefit.  Schedule 4.20(a) separately lists all of the Employee Benefits Plans sponsored and maintained by Human Resources Incorporated (“HRI”) for the benefit of employees (the “PEO Plans”) and those sponsored and maintained by the Company.

(b)           The Company does not maintain, contribute to, or have any liability or potential liability under (or with respect to) any (i) “defined benefit plan” (as defined in Section 3(35) of ERISA), (ii) “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) multiple employer plan, including a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), other than the PEO Plans, (iv)

voluntary employees’ beneficiary association (as described in Section 501(c)(9) of the Code), (v) welfare benefit fund (as described in Section 419 of the Code), (vi) self-insured health or welfare benefit plan, (vii) plan or arrangement subject to Section 409A of the Code, or (viii) plan applicable to Employees located outside the United States.  No asset of the Company is subject to any lien under ERISA or the Code.  There are no pending or, to the knowledge of the Sellers, threatened actions, suits, investigations or claims with respect to any Employee Benefits Plan (other than routine claims for benefits) which could result in liability to the Company.  No Employee Benefits Plan other than a PEO Plan is or has been the subject of an audit or investigation by any Governmental Authority and, to the knowledge of the Sellers, no PEO Plan is or has been the subject of an audit or investigation by any Governmental Authority.

(c)           Each Employee Benefits Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has received a currently effective determination from the Internal Revenue Service that such Employee Benefits Plan is so qualified (or is subject to an IRS opinion letter in the case of a prototype plan), and, to the knowledge of the Sellers, nothing has occurred since the date of such determination that could adversely affect the qualified status of such Employee Benefits Plan, and each trust maintained pursuant to such Employee Benefit Plan is exempt from federal income taxation under Section 501 of the Code.

(d)           Each of the Employee Benefits Plans other than the PEO Plans and all related trusts, insurance Contracts and funds have been maintained, funded and administered in compliance with their terms and in compliance with the applicable provisions of ERISA, the Code and any other applicable Laws.  To the knowledge of the Sellers, each of the PEO Plans and all related trusts, insurance Contracts and funds have been maintained, funded and administered in compliance with their terms and in compliance with the applicable provisions of ERISA, the Code and any other applicable Laws.  With respect to each Employee Benefits Plan, all required payments, premiums, contributions, distributions and reimbursements for all periods ending prior to or as of the Closing Date have been made or properly accrued.  No act or omission has occurred and no condition exists with respect to any Employee Benefits Plan that could subject the Company to any fine, penalty, tax or liability of any kind imposed under applicable Law.

(e)           Each Employee Benefits Plan which is subject to the health care continuation requirements of COBRA or the requirements of HIPAA has been administered in compliance with such requirements.  No Employee Benefits Plan provides medical or life or other welfare benefits to any current or future retired or terminated employee (or any dependent thereof) of the Company, other than as required pursuant to COBRA or applicable state Laws and at the expense of such employee (or any dependent thereof) or pursuant to a Governmental Authority under the American Recovery and Reinvestment Act of 2009.

(f)            With respect to each Employee Benefits Plan, the Company has provided the Purchaser with true, complete and correct copies of (to the extent applicable):  (i) all documents pursuant to which the Employee Benefits Plan is maintained, funded and administered (including the plan and trust documents, any amendments thereto, the summary plan descriptions and any insurance Contracts or service provider agreements); (ii) the three most recent annual reports (Form 5500 series) filed with the Internal Revenue Service (with applicable attachments); and (iii) the most recent opinion, advisory, or determination letter received from the Internal Revenue Service.

(g)           The Company does not have any liability with respect to any Employee Benefits Plan solely by reason of being treated as a single employer under Section 414 of the Code with any other trade, business or Person and the representations and warranties in this Section 4.20 are deemed made with respect to each such other trade, business or Person.  The Company has not announced or otherwise made a commitment to create any bonus or severance plan or program or any other employee benefit plan for its employees.

(h)           Each Employee Benefits Plan or, as applicable, participation in each PEO Plan, may be amended or terminated by the Company at any time and without liability, subject to the applicable requirements of ERISA and the Code.

(i)            Except as contemplated by this Agreement or as a result of the termination of the Company’s 401(k) Plan, the execution of this Agreement and the consummation of the transactions contemplated hereby will not constitute a triggering event under any Employee Benefits Plan, which (either alone or upon the occurrence of any additional or subsequent event) will or may result in any payment, acceleration, vesting or increase in benefits to any person.  No person who provides or has provided services to the Company shall be entitled to severance pay, unemployment compensation, an increase in or the acceleration of the time and payment or vesting of compensation, or any payment of compensation that would, in combination with any other payment or as a result of any subsequent event, result in a “parachute payment” as defined under Section 280G of the Code.

(j)            Each Employee Benefits Plan that is a nonqualified deferred compensation plan (as defined under Section 409A of the Code) has been operated and administered in compliance with Section 409A of the Code.  The Company has no obligation to indemnify or hold harmless any individual for any liability that may result from the failure to comply with the requirements of Section 409A of the Code.  The Company is not a party to any Contract, plan or arrangement, including this Agreement, which could give rise to the payment of any amount that would not be deductible or on which a penalty or excise tax could be imposed pursuant to Code Section 409A.

4.21         Customers and Suppliers.  Schedule 4.21(a) sets forth a list of (i) the ten (10) largest customers of the Company by revenue for the twenty-three (23)-months ended November 30, 2009, showing the approximate total revenue received from each such customer during such period, and (ii) the ten (10) largest suppliers of the Company in terms of dollar amount of purchases of goods or services during the twenty-three (23)-months ended November 30, 2009, showing the dollar amount of total purchases by the Company from each such supplier during such period.  Except as set forth on Schedule 4.21(b), the Company has not received notice that, and, to the knowledge of the Sellers, there exist no facts or circumstances that would cause them to believe that, (i) any such customer or supplier does not intend to continue to do business with the Company, (ii) plans to reduce the frequency or dollar amounts of its volume of purchases from, or supplies to, the Company, or (iii) will not do business on substantially the same terms and conditions with the Purchaser subsequent to the Effective Time as such customer or supplier did with the Company prior to the Effective Time.  The Company is not engaged in any disputes with suppliers the outcome of which could have a Company Material Adverse Effect.  For purposes of this Section 4.21, each agency or division of the U.S. Federal Government shall be deemed to be a separate customer.

4.22         Affiliate Transactions.  Except as set forth on Schedule 4.22(a), no officer, manager, employee, stockholder, member or Affiliate of the Company or any individual related by blood, marriage or adoption to any such Person in which any such Person owns any direct or indirect beneficial interest, is a party to any arrangement, Contract, commitment or transaction with the Company or has any interests in any property used by the Company.

4.23         Officers and Directors; Bank Accounts.  Schedule 4.23(a) lists all officers and directors of the Company and Schedule 4.23(b) lists all bank accounts of the Company (designating each authorized signatory and the level of each signatory’s authorization).

4.24         Names and Locations.  Except as set forth on Schedule 4.24(a), during the ten (10)-year period prior to the execution and delivery of this Agreement, the Company has not used any name or names other than PerformTech, Inc. under which it has invoiced account debtors, maintained records concerning its assets, entered into Contracts with any Person, represented itself to the public or to any Person or otherwise conducted business.  All of the tangible assets and properties owned by the Company are located at the locations set forth on Schedule 4.24(b).

4.25         Minimum Requirements Contracts.  Except as described on Schedule 4.25, the Company is not a party to any Contract pursuant to which the Company is obligated during any period to purchase or lease a minimum amount of products or services from any Person and, to the knowledge of the Sellers, no facts or circumstances exist that would reasonably be expected to result in the Company becoming a party to or otherwise bound by any Contract containing any such obligation or breaching any Contract as a result of the failure to fulfill any such obligation.

4.26         Government Contracts.

(a)           A true and correct list of each Government Contract to which the Company is a party and that is in effect as of the date of this Agreement is set forth on Schedule 4.26(a).

(b)           Except as set forth on Schedule 4.26(b):

(i)            the Company has complied with all requirements of Law pertaining to each Government Contract or Bid (including the requirements under the Cost Accounting Standards promulgated by the Cost Accounting Standards Board of the United States Office of Federal Procurement Policy, the Truth in Negotiations Act, as amended, and the False Claims Act, as amended);

(ii)           all representations and certifications made by the Company with respect to any Government Contract or Bid (including but not limited to any certifications and/or representations made on or through the United States Government’s ORCA system) were complete and accurate as of their effective date, and the Company has complied with all such representations and certifications;

(iii)         no termination for convenience, termination for default, cure notice or show cause notice is currently in effect, has been issued and remains unresolved, or, to the knowledge of the Sellers, is expected with respect to any open Government Contract or Bid;

(iv)          neither any Governmental Authority nor any prime contractor, subcontractor or other Person has notified or indicated to the Company that the Company has breached or violated any Law, certification, representation, clause, provision or requirement pertaining to any Government Contract or Bid;

(v)           other than pursuant to Government Contract requirements for withholding of fees under cost plus fixed fee Contracts and labor withholdings under time and materials/labor hour Contracts, no money due to the Company pertaining to any Government Contract or Bid has been withheld or set off nor has any claim been made to withhold or set off money that has not been reflected in the Company’s financial statements, and the Company is entitled to all progress payments received with respect thereto;

(vi)          no stop work order or any other type of suspension of work has been issued with respect to any open Government Contract or Bid;

(vii)         no invoiced cost incurred by the Company pertaining to any Government Contract or Bid has been formally questioned or challenged, is the subject of any investigation or has been disallowed by any Governmental Authority;

(viii)       there have not been any written notices challenging, questioning or disallowing any costs with respect to any Government Contract or Bid;

(ix)          the Company is not a guarantor or otherwise liable for any liability (including Indebtedness) of any other Person with respect to any Government Contract or Bid; and

(x)                                  in the past six (6) years, there have not been any claims or equitable adjustments by the Company against any Governmental Authority or any other Person in excess of Fifty Thousand Dollars ($50,000).

(c)                                  Except as set forth on Schedule 4.26(c):

(i)                                    neither the Company nor any of its directors, officers, employees, consultants, contractors, subcontractors or agents (collectively, the “Company Persons”) is (or during the last five (5) years has been) under administrative, civil or criminal investigation, indictment or writ of information by any Governmental Authority, or any audit or investigation by any Governmental Authority (except routine audits in the ordinary course of business);

(ii)                                to the knowledge of the Sellers, no such investigation, indictment, writ or audit has been threatened; and

(iii)                            during the last five (5) years, the Company has not conducted or initiated any internal investigation (other than inquiries in the ordinary course of business to ensure compliance with Law) or made any voluntary disclosure to any Governmental Authority arising under or relating to a Government Contract or Bid or any Law applicable thereto.  There exists no irregularity, misstatement, omission or noncompliance arising under or relating to any Government Contract or Bid or any Law applicable thereto (or “substantial evidence” of same as that term is used in the Federal Acquisition Regulation (“FAR”) clause 52.203-13) that has led or could lead to any of the consequences set forth in the immediately preceding sentence or any other damage, penalty assessment, recoupment of payment or disallowance of cost.

(d)                                 Except as set forth on Schedule 4.26(d), there are:

(i)                                    no outstanding claims or requests for equitable adjustment against the Company by any Governmental Authority or by any prime contractor, higher or lower tier subcontractor, vendor or other Person arising under or relating to any Government Contract or Bid; and

(ii)                                no outstanding and/or unresolved disputes between the Company and any Governmental Authority under the Contract Disputes Act, as amended, or any other statute or Law or between the Company and any prime contractor, higher or lower tier subcontractor, vendor or other Person arising under or relating to any such Government Contract or Bid.

Except as set forth on Schedule 4.26(d), the Company has no interest in any pending or potential claim against any Governmental Authority or any prime contractor, higher or lower tier subcontractor, vendor or other Person arising under or relating to any Government Contract or Bid.

(e)                                  If required under a Government Contract, the Company has reached agreement with the responsible U.S. Government contracting officers and applicable agencies approving and closing all indirect and other costs charged to Government Contracts for the years prior to and through December 31, 2008, and those years are closed.  Where required, the Company has submitted to the responsible U.S. Government contracting officers and applicable agencies as to all forward pricing indirect rates to be bid, billed and charged under Government Contracts for the years prior to and including the year ended December 31, 2008, which such indirect rates have been disclosed to, or access to records of which have been provided to, the Purchaser.  In addition, if required under a Government Contract, the Company has submitted to the responsible U.S. Government contracting officer and applicable agencies incurred cost submissions for the years subsequent to December 31, 2008, which such indirect rates have been disclosed to, or access to records of which has been provided to, the Purchaser.

(f)                                    None of the Sellers, or to the knowledge of the Sellers, Sharron Love, Thomas Pizer, Christine Lane, Edna Feinberg or any of the Company Persons is in unauthorized receipt or possession of any competitor or government proprietary or procurement-sensitive information under circumstances where there is reason to believe that such receipt or possession thereof would violate applicable Law.  The Company has not hired or retained, and neither the Company nor, to the knowledge of the Sellers, any of the Company Persons, has engaged in communications for the purpose of hiring or retaining, any employee of any Governmental Authority under circumstances where there is reason to believe that such hiring or retention would violate applicable Law.

(g)                                 The Company has not submitted to any Governmental Authority any inaccurate, incomplete, non-current, untruthful or misleading cost or pricing data, certification, bid, proposal, report, claim or any other information relating to a Government Contract or Bid.

(h)                                 Neither the Company nor any Company Persons have ever been (i) debarred or suspended from participation in, or the award of, Contracts with any Governmental Authority, or (ii) subject to any debarment or suspension inquiry and/or proceeding.  There exist no facts or circumstances that would warrant the institution of suspension or debarment proceedings or the finding of non-responsibility or ineligibility on the part of the Company with respect to any prior, current, or future Government Contract or Bid.  Additionally, the Company’s cost accounting, materials management, and procurement systems, and the associated entries reflected in the Financial Statements with respect to Government Contracts and Bids are in compliance with all applicable Laws.

(i)                                     Neither the Company nor any current (or former) Company Persons or representatives, or any individuals or entities associated with or acting for or on their behalf, has directly or indirectly made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of what form, whether in money, property, or services (i) to obtain favorable treatment for business or Government Contracts or other Contracts secured, (ii) to pay for favorable treatment for business or Government Contracts or other Contracts secured, (iii) to obtain special concessions or for special concessions already obtained, or (iv) otherwise in violation of any Law.  The Company has not received any communication that alleges that the Company, any Company Persons or any agent thereof has engaged in such conduct.

(j)                                     The Company does not have a facility security clearance and none of its officers, managers or Persons designated in any Government Contract or Bid as a key Person has a personnel security clearance.  To the knowledge of the Sellers, no facts currently exist that could reasonably be expected to prevent the granting of a facility security clearance to the Company or of any personnel security clearance to its officers, managers, or Persons designated in any Government Contract or Bid as a key Person.

(k)                                  Schedule 4.26(k) identifies by description or inventory number and Contract all property, equipment, fixtures and software loaned, bailed or otherwise furnished to or held by the Company (or furnished to subcontractors on its behalf) by or on behalf of the United States Government as of the date stated therein (collectively, the “GFE”).  The Company has certified to the United States Government in a timely manner, to the extent required by applicable Law, that all GFE is in good working order, reasonable wear and tear excepted, and otherwise meets the requirements of the applicable Government Contract and all applicable Laws.  The Company is in compliance with and has complied with all material requirements under applicable Laws and the terms of the applicable Government Contract(s) concerning the management of the GFE, including all requirements for the inventorying, reporting, proper care and maintenance of such GFE, as well as all requirements pertaining to the use and/or rental (whether permitting or prohibiting such use and/or rental, as the case may be) of such GFE.  There are not outstanding loss, damage or destruction reports that have been or should have been submitted to any Governmental Authority with respect to any GFE.

(l)                                     Schedule 4.26(l) identifies, by Contract or task order and description, all work or future business opportunities from which the Company, its Affiliates or other related Persons, are currently limited, prohibited or otherwise restricted from performing or bidding, due to express organizational conflicts of interest Contract terms or provisions, or due to organizational conflicts of interest mitigation plans submitted by the Company or its Affiliates in connection with any Government Contract.

(m)                               The Company is in compliance with all statutory and regulatory requirements under the Arms Export Control Act, as amended, the International Traffic in Arms Regulations, the Export Administration Regulations, as amended, and associated executive orders, and the Laws implemented by the Office of Foreign Assets Controls, United States Department of the Treasury (collectively, the “Export Control Laws”).  The Company has not received any communication alleging that it is not in compliance with, or has any liability under, the Export Control Laws.  The Company has not manufactured “defense articles,” exported “defense articles” or furnished “defense services” or

“technical data” to foreign nationals in the United States or abroad, as those terms are defined in 22 C.F.R. 120.6, 120.9 and 120.10, respectively.

(n)                                 Except as identified in Schedule 4.26(n), with respect to any “technical data” or “computer software” developed by the Company “exclusively at private expense” or “at private expense” as those terms are defined in the FAR, the U.S. Department of Defense Supplement to the FAR, as amended (“DFARS”), or in any Government Contract (such applicable Contract definition, together with FAR and the DFARS, the “Data Regulations”):

(i)                                    in no case has the Company granted any Governmental Authority any rights in such technical data greater than the “limited rights” defined in the Data Regulations or any rights in computer software greater than the rights permitted by the Company’s commercial software license (if furnishing of same to the customer was permitted by Law), if any, or the “restricted rights” defined in the Data Regulations; and

(ii)                                in no case has the Company waived any of its own rights in such technical data or computer software by failing to mark such data or software in accordance with the Data Regulations requirements for protection of such rights, or by any other acts or omissions constituting a waiver, including failing to furnish the Company’s standard commercial software license, if any, to the customer when doing so was permitted by Law; and

(iii)                            in no case has any Governmental Authority or any other Person asserted a challenge, or expressed an intent to challenge, any of the Company’s rights in such technical data or computer software pursuant to the Data Regulations.

The Company has taken all measures that are reasonable and customary for companies in similar lines of business to protect its rights in technical data and computer software under the Data Regulations.

(o)                                 With respect to any General Services Administration (“GSA”) Federal Supply Schedule (“FSS”) Contract held by the Company (or any GSA FSS Contract under which the Company performs as a subcontractor), the Company has complied with any (i) “Industrial Funding Fee” obligations, (ii) “Price Reductions” clause obligations, and (iii) sales and reporting requirements.

(p)                                 Neither the Company nor any Company Persons has first conceived or reduced to practice any inventions while performing under any Government Contract; and no Governmental Authority or other Person has any ownership or licensing rights in any inventions of the Company.

4.27                           Corrupt Practices.

(a)                                  No payment or other benefit has been made or conferred by the Company or, to the knowledge of the Sellers, by any Person on behalf of the Company in violation of applicable Laws (including procurement Laws), or international anti-bribery conventions and local anti-corruption and bribery Laws in jurisdictions in which the Company is operating or conducting business).  The Company is in compliance with the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended (the “Patriot Act”), any United States, international or other money laundering regulations or conventions, including, the United States Bank Secrecy Act, as amended, the United States Money Laundering Control Act of 1986, as amended, the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, as amended, Trading with the Enemy Act, as amended, or any enabling legislation or executive order relating thereto.  The Company has not received any communication that alleges that the Company, any Company Persons or any agent thereof is in violation of, or has liability under any such Laws.

(b)                                 Neither the Company nor any Stockholder, director or officer of the Company is included on:  (i) the Office of Foreign Assets Control list of Specially Designated Nationals and Blocked Persons, as periodically updated; (ii) the Annex to Executive Order 13224, as periodically amended, which sets forth a list of Persons that have been identified as terrorists or supporters of terrorism; or (iii) any other watch list issued or maintained by the United Nations, North Atlantic Treaty Organization, Organization of Economic Cooperation and Development, Financial Action Task Force, U.S. Office of Foreign Assets Control, U.S. Securities and Exchange Commission, U.S. Federal Bureau of Investigation, U.S. Central Intelligence Agency, U.S. Internal Revenue Service, or any other Governmental Authority.

4.28                           Acquisition Proposals.  The Company is not a party to or bound by any agreement with respect to any Acquisition Proposal (other than this Agreement) and the Company has terminated all discussions with any third party (other than the Purchaser), if any, regarding any Acquisition Proposal.

4.29                           Brokerage.  Other than the amounts due to Kipps DeSanto & Co. included in the Transaction Expenses and paid in full at Closing, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement or any Ancillary Agreements or any other Contract binding upon the Company.

4.30                           Disclosure.  The information contained in this Agreement is complete and correct in all respects and does not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements therein not misleading in light of the circumstances in which such statements are made.

4.31                           Disclaimer of Other Representations and Warranties.  Except as expressly set forth in Article IV hereof or in any Certificate, the Company makes no representation or warranty, express or implied, at law or in equity, in respect of the Company or any of its assets, liabilities or operations, including with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed.  For clarification, the foregoing disclaimer includes, and the Company disclaims any express or implied representation or warranty with respect to, all information, documents or other material made available to Purchaser or any of the Purchaser Indemnitees in any data room, management presentation or in any other form in expectation of, or in connection with, the transactions contemplated hereby (other than as set forth in Article IV hereof or in any Certificate).

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER

As a material inducement to the Company and the Stockholders to enter into this Agreement and for the Stockholders to sell the Acquired Shares to the Purchaser in accordance with the terms hereof, the Purchaser hereby represents and warrants that, as of the date hereof, or such other dates as specified in a representation or warranty below, except as set forth in the corresponding sections of the Disclosure Schedule:

5.1                                 Organization; Power and Authority.  The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.  The Purchaser possesses all requisite power and authority necessary to carry out the transactions contemplated for it by this Agreement.

5.2                                 Authorization; No Breach.  The execution, delivery and performance of this Agreement, the Ancillary Agreements to which the Purchaser is a party and each of the transactions contemplated hereby or thereby have been duly authorized by the Purchaser.  This Agreement has been duly executed and delivered by the Purchaser and this Agreement constitutes, and each of the Ancillary Agreements contemplated hereby to which the Purchaser is a party, upon execution and delivery by the Purchaser in accordance with the terms thereof, will constitute, a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, subject to the effect of bankruptcy or similar Laws and to general principles of equity (whether considered in proceedings at law or in equity).  The execution and delivery by the Purchaser of this Agreement and the Ancillary Agreements to which the Purchaser is a party, and the fulfillment of and compliance with the respective terms thereof by the Purchaser, does not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the giving of notice, the passage of time or both), (iii) result in the creation of any Lien upon the Purchaser’s assets pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of, or (vi) require any Permit or other action by or notice or declaration to, or filing with, any Governmental Authority or other Person pursuant to, (a) the certificate of incorporation or the by-laws of the Purchaser, (b) any Law to which the Purchaser is subject, or (c) any Contract, Order or other agreement to which the Purchaser is subject.

5.3                                 Litigation.  There are no Proceedings, Orders or investigations pending or, to Purchaser’s knowledge, threatened against or affecting the Purchaser, at law or in equity, or before or by any Governmental Authority, which would adversely affect the Purchaser’s performance under this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.

5.4                                 Brokerage.  There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement or any Ancillary Agreements based on any arrangement or agreement to which Purchaser is subject or binding upon the Purchaser.

5.5                                 Private Placement.

(a)  Purchaser understands that (i) the offering and sale of the Acquired Shares under this Agreement is intended to be exempt from the registration requirements of the Securities Act of 1993, as amended (the “Securities Act”), and (ii) there is no existing public or other market for the Acquired Shares and there can be no assurance that Purchaser will be able to sell or dispose of the Acquired Shares.

(b)  Purchaser is acquiring the Acquired Shares for its own account solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereto.

(c)  Purchaser is an “accredited investor” as such term is defined in Regulation D promulgated under the Securities Act.

(d)  Purchaser is not a broker-dealer subject to Regulation T promulgated by the Board of Governors of the Federal Reserve System.

(e)  Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Acquired Shares, and Purchaser is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Acquired Shares.

(f)  Purchaser has been given the opportunity to ask questions of, and receive answers from, the Company concerning the transactions contemplated by this Agreement, the Acquired Shares and other related matters.

(g)  Purchaser understands that it may not sell or dispose of any of the Acquired Shares other than pursuant to a registered offering, unless otherwise exempt from the registration requirements of the Securities Act.

5.6                                 Disclaimer of Other Representations and Warranties.  Except as expressly set forth in Article V, Purchaser makes no representation or warranty, express or implied, at law or in equity, in respect of the Purchaser or any of its assets, liabilities or operations, including with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed.  For clarification, the foregoing disclaimer includes, and the Purchaser disclaims any express or implied representation or warranty with respect to, all information, documents or other material made available to the Sellers or any of the Stockholder Indemnitees in any presentation, conversation or in any other form in expectation of, or in connection with, the transactions contemplated hereby (other than as set forth in Article V).

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1                                 Confidentiality.  The Stockholders each agree to use their respective best efforts to maintain the confidentiality of all proprietary and other non-public information regarding the Company, except as required to file Tax Returns and as required by Law.  In the event that the Stockholders, on one hand, or the Company, on the other hand, reasonably believes after consultation with counsel that such party is required by Law to disclose any confidential information described in this Section 6.1, the disclosing party will (i) provide the other party with prompt notice before such disclosure in order that such other party may attempt to obtain a protective order or other assurance that confidential treatment will be accorded such confidential information and (ii) cooperate with the other party in attempting to obtain such order or assurance.  The provisions of this Section 6.1 shall not apply to any information, documents or materials which are, as shown by appropriate written evidence, in the public domain or, as shown by appropriate written evidence, shall come into the public domain, other than by reason of default by the applicable party bound hereunder or its Affiliates.

6.2                                 Company Liabilities to Stockholders.  Each of the Stockholders hereby agrees that, except as otherwise explicitly set forth herein, any and all liabilities of the Company to any Stockholder or any of their respective heirs and assigns shall terminate and be of no further force or effect upon the Effective Time (other than, with respect to a Stockholder who is an employee of the Company, payment of such Stockholder employee’s base salary for the period ending on or after Closing or any benefits accrued to such Stockholder employee as of Closing).

6.3                                 Expenses.  Except as otherwise provided herein, each Party hereto shall pay all of its own fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers, accountants or other representatives and consultants and appraisal fees, costs and expenses) incurred in connection with the negotiation of this Agreement and the Ancillary Agreements, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby (whether consummated or not).  Purchaser agrees that the Company may bear the Stockholders costs and expenses (including without limitation, any of the legal, accounting or investment banking fees and expenses) in connection with this Agreement and the transactions contemplated hereby to the extent such fees and expenses are paid prior to Closing; otherwise all Transaction Expenses shall be paid by the Stockholders.

6.4                                 Regulatory and Other Authorizations; Consents.  Each Party shall use its commercially reasonable efforts, and shall cooperate with the other Party, to obtain all authorizations, consents (including Required Consents), orders, approvals, exemptions or waivers of all Governmental Authorities and any other Persons that may be or become necessary to effect the transactions contemplated hereby and by the Ancillary Agreements, and each party shall use commercially reasonable efforts to cause the consummation of such transactions in accordance with the terms and conditions hereof and thereof and to cause all conditions contained in this Agreement and the Ancillary Agreements to be satisfied.  The parties hereto will not take any action with the intention of delaying, impairing or impeding the receipt of any required approvals, authorizations, consents (including Required Consents), orders, exemptions or waivers.

6.5                                 Further Action.  Each of the Parties shall execute and deliver such documents and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated hereby.

6.6                                 Stockholders’ Release.  Effective upon the Closing, each of the Stockholders hereby permanently and irrevocably releases, remises and forever discharges, to the fullest extent permitted by Law, the Purchaser and the Company and all of their respective present and future respective owners, officers, directors, employees and agents (collectively, the “Releasees”), or any of them, of and from any and all demands, actions, causes of action, suits, agreements, promises, doings, omissions, variances, damages, payments, demands, grievances, costs, losses, debts, expenses (including attorneys’ fees), obligations, executions and liabilities and any and all other claims of every kind, nature and description whatsoever, known or unknown, both in law and equity, that each Stockholder may now have, or may ever have had, against or in respect of any of the Releasees, in any way based upon, arising out of, in respect of or otherwise relating to (i) such Stockholder’s ownership or rights in or to acquire Capital Stock or any other membership, equity, ownership, profits or other interest of any kind in the Company, (ii) such Stockholder’s employment with the Company or the termination of such employment, if applicable (other than, with respect to a Stockholder who is an employee of the Company, payment of such Stockholder employee’s base salary for the period ending on or after Closing or any benefits accrued to such Stockholder employee as of Closing), or (iii) any option agreement, subscription agreement or any other Contract (other than this Agreement) providing for the purchase, sale, redemption, put, call, or other transfer of any Capital Stock, equity or other interest in the Company; provided, however, that nothing in this Section 6.6 shall in any way restrict the rights of the Parties under this Agreement or the Ancillary Agreements.

6.7                                 Termination of Employee Benefits Plans.  Before the Closing Date, the Stockholders shall cause the Company to, and the Company shall take all necessary actions to terminate the following, effective as of the day before the Closing Date: (i) the PEO Agreement, in a manner so that there is no further liability thereunder to the Company, (ii) the Company’s participation in all PEO Plans; and (iii) all other Employee Benefits Plans.  The Company’s board of directors shall adopt resolutions authorizing such actions which resolutions shall be subject to approval by the Purchaser.  The Stockholders shall cause HRI to provide COBRA elections and coverage, if elected, to all Company employees who lose coverage under PEO Plans that are group health plans in connection with the transaction contemplated herein, and the Stockholders shall bear any additional administrative cost associated therewith under the PEO Agreement.  The “PEO Agreement” shall mean the agreement between the Company and HRI.

6.8                                 Work-for-Hire.  Each Stockholder hereby agrees that such Stockholder has disclosed and described to the Company, and has assigned to the Company such Stockholder’s entire right, title, and interest in and to all Intellectual Property Rights (including inventions protected by patent Laws), which such Stockholder may have solely or jointly conceived, reduced to practice, created, derived, developed or made, which either (i) related, at the time of conception, reduction to practice, creation, derivation, development, or making, to the Company’s business or actual or demonstrably anticipated research or development, or (ii) were developed on any amount of the Company’s time or with the use of any of the Company’s equipment, supplies, facilities or trade secret information, or (iii) resulted from any work such Stockholder performed for the Company.  To the extent any of the rights, title and interest in and to such Intellectual Property Rights were neither assigned nor licensed by such Stockholder to the Company, such Stockholder hereby irrevocably waives and agrees to never assert such rights, title and interest against the Company or any of the Company’s successors or assigns.

6.9                                 One-Day Covenant.  From the Effective Time until the Adjusted Time, the Purchaser hereby agrees to operate the Company in the ordinary course of business.  For clarification, the Purchaser shall not cause the Company to incur any Indebtedness for Borrowed Money (except for any accrued interest, premiums, penalties, charges, fees or expenses to the extent that such accrued interest, premiums, penalties, charges, fees or expenses relate to Indebtedness for Borrowed Money outstanding as of the Effective Time) from the Effective Time until the Adjusted Time.

ARTICLE VII
TAX MATTERS

7.1                                 Pre-Closing Tax Periods.  The Stockholders shall prepare, or cause to be prepared, at their expense, all Tax Returns of the Company which include any Pre-Closing Tax Period and are subject to filing subsequent to the Effective Time (“Final Tax Returns”).  All Final Tax Returns shall be prepared in a manner consistent with past practice and without a change of any election or any accounting method, except as otherwise required by law.  Seller Representatives shall submit the Final Tax Returns to the Purchaser for its review at least forty-five (45) days before the due dates thereof (except in the case where such Final Tax Return is due less than forty-five (45) days after the Closing Date, in which case Seller Representatives shall submit such Final Tax Return to Purchaser for its review as soon as practicable).  The Seller Representatives shall consult with the Purchaser regarding any material issue that the Purchaser may have with any matter reported on the Final Tax Returns as presented by the Stockholders and shall attempt in good faith to resolve any such issues.  In the event that such matters, in the aggregate, would reasonably be expected to have an impact upon the Tax liability of the Company with respect to a Post-Closing Tax Period, or upon the Tax liability of the Purchaser, in excess of Fifty Thousand Dollars ($50,000) (with such amount to be applied separately with respect to each Final Tax Return and measured by excluding any amounts for which the Company or the Purchaser, respectively, are indemnified hereunder), and such matters are not resolved to the Purchaser’s satisfaction, the Seller Representatives shall submit such matter to the Independent Accountants for resolution in accordance with the procedures set forth in Section 2.3(g)(i)-(iv) (provided that (i) no single matter that is reasonably expected to have an impact upon the Tax liability of the Company with respect to a Post-Closing Period, or an impact upon the Tax liability of the Purchaser, of less than Five Thousand Dollars ($5,000) (with such amount to be determined by excluding any amounts for which the Company or the Purchaser, respectively, are indemnified hereunder) shall be so referred, and (ii) any such resolution shall be made at least five (5) Business Days prior to the due date of any such Final Tax Returns, taking all applicable extensions into account) and the Independent Accountant’s resolution of the matter shall be final and binding on the parties.  If the Independents Accountants have not resolved such matter prior to the due date of any such Final Tax Returns, taking all applicable extensions into account, the Final Tax Returns at issue shall be filed in the manner proposed by the Seller Representatives, provided, however, that amended Tax Returns shall be promptly filed if the Independent Accountants ultimately resolve any such matter in a manner inconsistent with the filed Tax Returns.  The Purchaser shall pay fifty percent (50%) of any fees and expenses of the Independent Accountants incurred pursuant to this Section 7.1 and the remaining fifty percent (50%) of any fees and expenses of the Independent Accountants incurred pursuant to this Section 7.1 shall be paid from the Escrow Account, provided that the fifty percent (50%) of such fees and expenses payable out of the Escrow Account in accordance with the foregoing shall be treated as if they are Current Tax Liabilities for purposes of applying the limit set forth below.  To the extent that the foregoing limit has been reached, any further fees and expenses of the Independent Accountants shall be paid by the Stockholders, in accordance with each Stockholder’s Pro Rata Portion.  Not later than the tenth (10th) Business Day prior to the required filing date for such Final Tax Returns, the Seller Representative shall cause the Stockholders to submit the Final Tax Returns to the Purchaser in a form suitable for immediate filing, together with all schedules, supplemental forms and other attachments required by applicable Law for such Final Tax Returns.  Following the procedure outlined above the Company shall file all Final Tax Returns on or before their due date (including extensions).  The Stockholders shall be liable for all Taxes that may be imposed on the Company or the Stockholders for any Pre-Closing Tax Period as provided in Section 8.2(a)(v), provided, however that once Fifty Thousand Dollars ($50,000) in the aggregate of Current Tax Liabilities have been funded out of the Escrow Account, any additional Current Tax Liabilities shall be paid by the Stockholders, in accordance with each Stockholder’s Pro Rata Portion, unless the Purchaser elects to cause such Current Tax Liabilities to be paid out of the Escrow Account.

7.2                                 Tax Periods Beginning Before and Ending After the Effective Time.

(a)                                  With respect to any Straddle Period, Taxes to the extent provided in Section 8.2(a)(v) shall be paid from the Escrow Account, provided however that once Fifty Thousand Dollars ($50,000) in the aggregate of Current Tax Liabilities have been funded out of the Escrow Account, any additional Current Tax Liabilities shall be paid by the Stockholders, in accordance with each Stockholder’s Pro Rata Portion, unless the Purchaser elects to cause such Current Tax Liabilities to be paid out of the Escrow Account.  Subject to the provisions of Article VIII hereof and Section 7.8, Purchaser shall cause the Company to pay the Taxes attributable to the portion of such period subsequent to the Effective Time, along with the Tax Return preparation expenses associated therewith.  The amount of such Taxes attributable to such Parties for such period shall be determined as follows:  in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Tax (or Tax Return preparation expense associated therewith) which relates to the portion of such Tax period ending at the Effective Time shall (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, gross receipts, or sales or use, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction, the numerator of which is the number of days in the Tax period ending at the Effective Time and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of any Tax based upon or related to income or receipts, gross receipts, or sales or use, be deemed equal to the amount which would be payable if the relevant Tax period ended at the Effective Time.  All determinations necessary to give effect to the allocation set forth in the foregoing clause (i) shall be made in a manner consistent with the past practice of the Company.

(b)                                 Purchaser shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Company after the Effective Time other than those described above in Section 7.1.  With respect to any Tax Return required to be filed by the Company for any Straddle Period, or that include Taxes for which Sellers may be liable by Law or pursuant to the terms of this Agreement, (i) such Tax Return shall be prepared in a manner consistent with past practice and without a change of any election or any accounting method, except as otherwise required by Law, (ii) the Purchaser shall provide the Seller Representatives with copies of such Tax Return at least forty-five (45) days prior to the due date for the filing of such Tax Return for the Seller Representatives’ review, comment and approval together with a statement of the amount to be paid out of the Escrow Account and/or by the Stockholders, as determined in accordance with the provisions hereof, in respect of such Taxes and the amount to be paid by the Purchaser and/or the Company in respect of such Taxes. Purchaser shall consult with the Seller Representatives regarding any material issue that the Seller Representatives may have with any matter reported on such Tax Return as presented by the Purchaser and shall attempt in good faith to resolve any such issues.  In the event any such matter is not resolved to the Seller Representatives’ satisfaction, the Purchaser shall submit such matter to the Independent Accountants for resolution in accordance with the provisions of Section 2.3(g)(i) — (iv) hereof (provided that such resolution shall be made prior to the due date of any such returns, taking all applicable extensions with account) and the determination of the Independent Accountants shall be final and binding on Purchaser and the Seller Representatives. If the Independent Accountants have not resolved such matter prior to the due date of any such Tax Returns, taking all applicable extensions into account, the Tax Returns at issue shall be filed in the manner proposed by the Purchaser, provided, however, that amended Tax Returns shall be promptly filed if the Independent Accountants ultimately resolve any such matter in a manner inconsistent with the filed Tax Returns.  The fees and expenses of the Independent Accountants shall be paid in the same manner as set forth in Section 7.1 hereof.

7.3                                 Amended Returns and Carrybacks.   Purchaser and its Affiliates (including, after the Effective Time, the Company) shall not file or cause to be filed any Tax Return that relates to any Pre-Closing Tax Period without the prior written consent of the Seller Representatives, which shall not be unreasonably withheld, delayed or conditioned.  Purchaser and its Affiliates may not carry back a Tax attribute from any Post-Closing Tax Period into any Pre-Closing Tax Period of the Company without the prior written consent of the Seller Representatives, which shall not be unreasonably withheld, delayed or conditioned.  In no event shall Purchaser or its Affiliates (including, after the Effective Time, the Company) initiate contact with any Taxing Authority regarding any Pre-Closing Tax Period or enter into any type of agreement with any Taxing Authority regarding any Pre-Closing Tax Period without the prior written consent of the Seller Representatives.

7.4                                 Refunds and Tax Benefits.  Any (i) Tax refunds that are received by Purchaser or its Affiliates or the Company, and any amounts credited or offset against Tax to which Purchaser or its Affiliates or the Company become entitled, that relate to Pre-Closing Tax Periods of the Company (or any other Taxes for which the Stockholders would be liable); and (ii) payments to Purchaser, the Affiliates or the Company, other than indemnification payments made hereunder, in respect of any Third Party Tax Liability, shall be for the account of the Stockholders, and Purchaser shall pay over to the Seller Representatives any such refund or the amount of any such credit or offset within fifteen (15) days after receipt or entitlement thereto.  In addition, to the extent that a claim for refund or a proceeding results in a payment or credit or offset against Tax by a Taxing Authority to Purchaser or its Affiliates or the Company of any amount accrued on the Closing Balance Sheet as of the Adjusted Time, Purchaser shall pay such amount, up to the amount so accrued with respect to such Tax, to the Seller Representatives within fifteen (15) days after receipt thereof.

7.5                                 Tax Contests.  Purchaser agrees to give prompt notice to the Seller Representatives of the assertion or commencement, as applicable, of any claim, suit, action, proceeding (whether judicial or administrative), audit, examination or investigation involving Taxes or Third Party Tax Liability (“Tax Contest”) in respect of which indemnity may be sought by a Purchaser Indemnitee under this Agreement or which involves a Tax or Third Party Tax Liability for which Stockholders may be responsibly by Law, or any refund, credit or offset described in Section 7.4.  The Seller Representative may, at its own expense, upon notice to Purchaser, assume the defense of any such Tax Contest; provided that if the Tax Contest involves a Straddle Period (i) the Seller Representative’s counsel is reasonably satisfactory to Purchaser, (ii) the Seller Representatives shall thereafter consult with Purchaser upon Purchaser’s reasonable request for such consultation from time to time with respect to such Tax Contest, and (iii) the Seller Representative shall not, without Purchaser’s consent (such consent not to be unreasonably withheld, conditioned or delayed), agree to any settlement with respect to any Tax or Third Party Tax Liability if such settlement could adversely affect the Tax liability of the Company or the Purchaser for a Post-Closing Tax Period.  If the Seller Representative assumes such defense, Purchaser shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Seller Representative.  In no event shall Purchaser settle any Tax Contest in respect of which indemnity may be sought or for which any Stockholder may be liable without the prior written consent of the Seller Representatives, such consent not to be unreasonably withheld, conditioned or delayed.  In the event of any conflict between the provisions of this Section 7.5 and Section 8.4(b), this Section 7.5 shall control.

7.6                                 Cooperation on Tax Matters

(a)                                  The Purchaser, the Company, and each Stockholder will, upon request from any other Party, use its commercially reasonable best efforts to obtain any certificate or other document from any Governmental Authority or any other Person that may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

(b)                                 The Purchaser agrees to cooperate with the Stockholders, and the Stockholders agree to cooperate with the Purchaser, in preparing and promptly filing any Tax Returns of the Company which pertain to any Straddle Period.  Such cooperation shall include delivery to one or more of the Parties, as necessary, such information and data concerning the businesses of the Company as such Parties may reasonably request, and, if required by applicable Law, executing any such Tax Returns (or other associated documentation).

(c)                                  The Stockholders and Purchaser shall, and shall cause the Company to, provide each other with such assistance as may reasonably be requested by them in connection with the preparation of any Tax Return, or any Tax Contest.  The Stockholders and Purchaser shall, and shall cause the Company to, retain and provide each other with any records or information which may be relevant to such preparation, audit, examination, proceeding or determination.  Such assistance shall include making employees available on a mutually convenient basis to provide and explain such records and information and shall include providing copies of any relevant Tax Returns and supporting work schedules. The party requesting assistance hereunder shall reimburse the other for reasonable out of pocket expenses incurred in providing such assistance.

(d)                                 Purchaser and the Company agree (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any Pre-Closing Tax Period until the expiration of the statute of limitations (including any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority and (B) to give the Seller Representatives reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the Seller Representative so requests, Purchaser or the Company shall allow the Seller Representatives to take possession of such books and records.

(e)                                  The Purchaser shall, and shall cause the Company to, provide the Stockholders with such assistance as may be reasonably requested by them in connection with the preparation and submission of the request for the S Corporation ruling (the “Ruling Request”), including the provision of appropriate powers of attorney in connection therewith.  A draft of the Ruling Request shall be submitted to the Purchaser on or prior to January 4, 2010 for the Purchaser’s review and comment. If Purchaser informs Seller Representatives by January 6, 2010 that Purchaser does not have any comments on the Ruling Request, the Ruling Request will be submitted to the Internal Revenue Service by January 8, 2010.  If Purchaser informs the Seller Representatives by

January 6, 2010 that it does have comments on the draft Ruling Request, then the Seller Representatives shall in good faith take into account any comments on the draft Ruling Request provided by the Purchaser and shall in good faith attempt to address any reasonable concerns therewith raised by the Purchaser, and shall in all events submit the Ruling Request to the Internal Revenue Service on or prior to January 15, 2010.

7.7                                 Tax Sharing Agreements.  All Tax sharing agreements or similar agreements with respect to or involving the Company shall be terminated as of the Effective Time, and after the Effective Time, the Company shall not be bound thereby nor shall it have any liability thereunder.

7.8                                 Certain Taxes.  All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and imposed on the Company (including any city transfer Tax and any similar tax imposed in other states or subdivisions), shall be borne equally by the Purchaser and from the Escrow Account, provided, however, that any portion thereof otherwise to be paid from the Escrow Account in accordance with the foregoing shall be treated in the same manner as Current Tax Liabilities for purposes of applying the limit set forth in Section 7.1, and any amount in excess thereof shall be paid by the Stockholders in accordance with each Stockholder’s Pro Rata Portion.  The Purchaser will file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees, and, if required by applicable Law, the Stockholders will join in the execution of any such Tax Returns and other documentation.  The expenses associated with the preparation and filing of such Tax Returns shall be borne in the same manner as the Taxes described in this Section.

7.9                                 Section 338(h)(10) Election.

(a)                                  The Stockholders and the Purchaser shall execute at the Closing, and shall deliver to the Escrow Agent to be held pursuant to the provisions of the Escrow Agreement, all forms and documents (which shall be prepared by the Purchaser) required in connection with an election under §338(h)(10) of the Code, and any similar state law provisions in all states in which the Company files income tax returns and which permit corporations to make such elections (the “§338(h)(10) Elections”), with respect to the sale and purchase of the Acquired Shares pursuant to this Agreement.  At such time as the S Corporation Ruling is obtained, the Seller Representatives shall provide a copy thereof to the Purchaser (in the manner required by Section 9.9 hereof) and to the Escrow Agent (or, if the Seller Representatives provide the Escrow Agent with written instructions to release the forms and documents relating to the Section 338(h)(10) Elections (the “338(h)(10) Election Instructions”), which shall be provided, or not, in the sole discretion of the Seller Representatives), who shall release the forms and documents relating to the 338(h)(10) Elections to the Purchaser and the Stockholders pursuant to the Escrow Agreement, who shall then in turn take all actions necessary and appropriate (including filing such forms, returns, schedules and other documents as may be required) to effect and preserve timely §338(h)(10) Elections.

(b)                                 To the extent that the 338(h)(10) Elections are made in accordance with the foregoing, all Taxes attributable to the §338(h)(10)  Elections made pursuant to Section 7.9(a) shall be the liability of the Stockholders, as provided by §338(h)(10)(A) of the Code and Treasury Regulation §1.338(h)(10)-1.  In connection with such election, the Purchaser and the Stockholders have agreed upon the schedule attached hereto as Exhibit L with only such changes as are required to reflect the Actual Net Working Capital (the “Allocation Schedule”) allocating the aggregate deemed sale price (the “ADSP”) among the assets of the Company pursuant to Treasury Regulation §1.338(h)(10)-1.  The Allocation Schedule shall be prepared in accordance with the provisions of §338(h)(10) of the Code and the regulations thereunder.

(c)                                  If the S Corporation Ruling is obtained, or if the Seller Representatives provide the Escrow Agent with the 338(h)(10) Election Instructions, the Purchaser and the Stockholders agree to file all federal and state Tax Returns in accordance with the Allocation Schedule and not to take, or cause to be taken, any action that would be inconsistent with or prejudice the §338(h)(10) Elections.

ARTICLE VIII
SURVIVAL AND INDEMNIFICATION

8.1                                 Survival of Representations and Warranties.

(a)                                  The representations and warranties of each Seller and the Purchaser contained in this Agreement or any Certificate, shall survive the Closing Date, but shall expire eighteen (18) months following the Closing Date, except that (i) any Core Representations and Warranties shall survive until thirty (30) calendar days after termination of the applicable statute of limitations (exclusive of any voluntary extension thereof by the Company or its Affiliates after Closing), (ii) any Indefinite Representations and Warranties shall survive without limitation.  The covenants, agreements and obligations of the parties shall survive in accordance with their terms or, if not specified, until thirty (30) calendar days after expiration of the applicable statute of limitations (exclusive of any voluntary extension thereof by the Company or its Affiliates after Closing).  Notwithstanding anything to the contrary in this Agreement, any action or claim based upon, arising out of fraud or intentional misrepresentation by the Sellers in connection with this Agreement or the transactions contemplated hereby shall survive without limitation and any matter set forth in Sections 8.2(a)(iii) through 8.2(a)(x) shall survive until thirty (30) calendar days after termination of the applicable statute of limitations (exclusive of any voluntary extension thereof by the Company or its Affiliates after Closing).

(b)                                 Each period of survival prescribed by Section 8.1(a) is referred to as a “Survival Period.”  The liabilities of each party under its respective representations, warranties, covenants, agreements and obligations shall expire as of the expiration of the applicable Survival Period; provided, however, that such expiration will not include, extend or apply to any representation, warranty, covenant, agreement or obligation the breach or violation of which has been asserted by a party in a written notice to the party who is designated in this Agreement as the appropriate party to receive such notices before such expiration setting forth, in reasonable detail, the nature of any such breach or violation.

(c)                                  The right to indemnification, payment of Losses or other remedy based on such representations, warranties, covenants and agreements will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement.  Unless waived in writing, the waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, will not affect the right to indemnification, the payment of Losses, or other remedy based on such representations, warranties, covenants and agreements.

8.2                                 Indemnification.

(a)                                  Subject to the limitations set forth in Section 8.3, the Stockholders shall, jointly and severally (irrespective of each such Stockholder’s individual knowledge or culpability), indemnify and hold harmless the Company and Purchaser and each of their respective Affiliates, officers, directors, stockholders, agents, representatives successors and assigns (collectively, the “Purchaser Indemnitees”), from and against, and pay or reimburse the Purchaser Indemnitees for any and all Losses (as and when incurred), with respect to or in connection with:

(i)                                    the breach of any representation or warranty made by any Seller in Articles III or IV of this Agreement or in any Certificate;

(ii)                                the breach or nonfulfillment of any covenant or obligation of any Stockholder or, with respect to periods prior to Closing, the Company under this Agreement or the Non-Competition Agreements;

(iii)                            any action or claim by any Person with respect to, or arising as a result of, any Acquisition Proposal made prior to the Closing by any Person other than the Purchaser;

(iv)                              any claim for brokerage commissions, finders’ fees, similar compensations or other obligations in connection with the transactions contemplated by this Agreement or any Ancillary Agreement based on any arrangement or agreement to which any of the Stockholders or the Company is a party or is subject;

(v)                                  any liability of the Company (or any Affiliate thereof) for Taxes, and for any Third Party Tax Liability, for any Pre-Closing Tax Period, except as otherwise provided in Section 7.8 hereof, or except to the extent reflected in Actual Net Working Capital;

(vi)                              any failure of the Company to qualify, at any time prior to the Effective Time, as a S Corporation, without regard to whether or not the S Corporation Ruling is received (in connection with the foregoing, the parties hereby agree that the amount of Loss attributable to a final determination by the Internal Revenue Service that the Company was ineligible to qualify for a 338(h)(10) Election as a result of the Company’s failure to qualify as a S corporation prior to the Effective Time shall equal the Lost 338(h)(10) Benefits);

(vii)                          any failure of the Company to timely make a 338(h)(10) Election if both (A) Purchaser has not received a copy of the S Corporation Ruling at least five (5) Business Days prior to the due date for the timely filing thereof and (B) Seller Representatives do not either provide a copy of the S Corporation Ruling to the Escrow Agent at least five (5) Business Days prior to the due date for the timely filing thereof, or otherwise authorize release of the 338(h)(10) Documents (as such term is defined in the Escrow Agreement) at least five (5) Business Days prior to the due date for the timely filing of the 338(h)(10) Election (it being understood in connection with determining the amount of Loss payable resulting from such failure to timely make a 338(h)(10) Election, (X) the balance of the Lost 338(h)(10) Benefits not otherwise paid hereunder pursuant to clause (Y) of this Section 8.2(a)(vii) shall be due upon the earlier to occur of (1) the date that the Seller Representatives fail to diligently and in good faith pursue an S Corporation Ruling or a Partial S Corporation Ruling (as such term is defined in the Escrow Agreement) that is pending before the Internal Revenue Service; or (2) the first anniversary of the due date for timely filing the 338(h)(10) Election; and (Y) even in the case where either ruling described in clause (X)(1) is being so pursued, an initial amount equal to the balance of the Tax Indemnity Fund (as such term is defined in the Escrow Agreement) shall be released to Purchaser from the Escrow on the date immediately following the due date for timely filing the 338(h)(10) Election);

(viii)                      any improper classification of the Company’s employees as independent contractors pursuant to employment or tax Laws;

(ix)                              any violation of any price reductions clause in any Government Contract or misrepresentation of size status in connection with the award of any Governmental Contract;

(x)                                  any Indebtedness for Borrowed Money or Transaction Expenses existing as of Closing and not identified for payment by the Sellers at Closing; and

(xi)                              any action or claim against the Company based upon, arising out of, or otherwise relating to any reporting and verification requirements pursuant to

Laws relating to immigration control for any current or former employees of the Company, including the filing of any Form I-9 to the extent such action or claim relates to periods on or prior to the Closing.

(b)                             Subject to the limitations set forth in Section 8.3, each Stockholder shall, severally and not jointly (in proportion to their respective Pro Rata Portions) indemnify and hold harmless the Purchaser Indemnitees, from and against, and pay or reimburse the Purchaser Indemnitees for any and all Losses (as and when incurred), with respect to or in connection with the breach or nonfulfillment of any covenant or obligation under the Non-Competition Agreements binding such Stockholder (but no Stockholder shall be liable for Losses with respect to or in connection with the breach or nonfulfillment of any covenant or obligation by another Stockholder under the Non-Competition Agreement binding such other Stockholder).

(c)                                  Any indemnification payment by the Stockholders under Section 8.2(a) shall be considered an adjustment to the Purchase Price.

(d)                                 Purchaser shall indemnify and hold harmless each of the Stockholders and each of their respective successors and assigns (collectively, the “Stockholder Indemnitees” from and against, and pay and reimburse the Stockholder Indemnitees for, any and all Losses, whether or not resulting from any third party claim, with respect to or in connection with: (i) the breach of any representation or warranty made by Purchaser in or pursuant to this Agreement; and (ii) the breach or nonfulfillment of any covenant or obligation of Purchaser and, with respect to the period after Closing, the Company under this Agreement.

8.3                                 Limitation of Liability.  Notwithstanding anything in this Article VIII to the contrary:

(a)                                  No Stockholder shall be liable in respect of any Losses arising from any breach of the Basket Eligible Representations and Warranties unless and until the aggregate cumulative amount of Losses claimed hereunder exceeds the Sellers’ Deductible, in which case the Stockholders shall be liable only for such excess over the Sellers’ Deductible, it being understood that any Losses resulting from fraud or intentional misrepresentation committed by the Company or any Stockholder in connection with this Agreement and the transactions contemplated hereby shall not be subject to the Sellers’ Deductible.

(b)                                 The aggregate amount of all payments made by the Stockholders in satisfaction of claims for Losses arising from the breach of any Basket Eligible Representations and Warranties shall not exceed Three Million Eight Hundred Thousand and 00/100 Dollars ($3,800,000) (the “Cap”) and, without limiting the foregoing, the aggregate amount of all payments made by the Stockholders in satisfaction of claims for Losses arising from all breaches of representations and warranties of the Sellers hereunder shall not exceed the Base Purchase Price (the “Purchase Price Cap”); provided, however, that Losses resulting from fraud or intentional misrepresentation committed by the Company or any Stockholder in connection with this Agreement and the transactions contemplated hereby shall not be subject to the Cap or the Purchase Price Cap.  To the extent that and whenever Earnout Installments are earned and received by the Stockholders, the Cap shall immediately upon payment of such Earnout Installment be increased by 20% of such amount.  By way of illustration, if the Stockholders receive an Earnout Installment equal to One Million Dollars ($1,000,000), the Cap shall be increased by Two Hundred Thousand Dollars ($200,000).

(c)                                  In addition to any other rights or remedies available to Purchaser, Purchaser may offset (i) any Loss for which it is entitled to be indemnified under this Article VIII, and (ii) any amounts to which Purchaser is owed pursuant to Section 2.3 and Article VII, against any Earnout Installment; provided, however that, any claim for indemnification (1) under Section 8.2(a)(vi) or Section 8.2(a)(vii) shall first be satisfied from amounts in the Escrow Fund relating to the 338 Escrow Amount and (2) for any other matters for which indemnification is available under this Agreement (“General Indemnification Matters”) shall first be satisfied from amounts in the Escrow Fund relating to the General Escrow Amount.  Only after the 338 Escrow Amount is depleted may the Purchaser pursue the offset contemplated by this Section 8.3(c) with respect to indemnification under Section 8.2(a)(vi) or Section 8.2(a)(vii) and only after General Escrow Amount is depleted may the Purchaser pursue the offset contemplated by this Section 8.3(c) with respect to General Indemnification Matters.

(d)                                 The Stockholders shall not seek or otherwise be entitled to seek contribution or any other payments from the Company for any or all Losses that any Stockholder is or shall be obligated to pay hereunder.

(e)                                  Purchaser shall not be liable in respect of any Losses arising from any breach of any representation and warranty made by the Purchaser hereunder unless and until the aggregate cumulative amount of Losses claimed thereunder exceeds the Purchaser Deductible, in which case Purchaser shall be liable only for such excess over the Purchaser Deductible, it being understood that Losses resulting from fraud or intentional misrepresentation committed by Purchaser in connection with this Agreement or the transactions contemplated hereby are excluded, shall not be subject to the Purchaser Deductible.

(f)                                    The amount of any claims or Losses subject to indemnification under this Article VIII shall be calculated net of any amounts recovered in respect thereof by the Indemnified Party or its Affiliates (for clarification, the Company shall be an Affiliate of the Parent from and after the Effective Time) under insurance policies (but taking into account any deductible, retention or self-retained amount and premium increase resulting therefrom).

(g)                                 Anything herein to the contrary notwithstanding, except in the case of fraud or intentional misrepresentation, no breach of any representation, warranty,

covenant or agreement contained herein shall give rise to any right on the part of Purchaser to rescind this Agreement or any of the transactions contemplated hereby.

(h)                                 No party hereto shall be liable for more than the other party’s total Losses resulting from any specific facts, omissions or circumstances notwithstanding the fact that such facts, omissions or circumstances may constitute the breach of more than one representation, warranty, covenant, or agreement.

(i)                                     The Stockholders shall have no liability with respect to any Losses on account of any liability accrued for on the Closing Balance Sheet to the extent that the amount of such liability does not exceed the amount accrued therefor on the Closing Balance Sheet.

(j)                                     Any amounts paid for or in connection with any Lost 338(h)(10) Benefits, including any amounts paid with respect thereto pursuant to Section 8.2(a)(vi) and (vii), shall be repaid by Purchaser to the Stockholders (with interest at an interest rate equal to the Prime Rate) in the event that a valid Section 338(h)(10) Election is subsequently made.

8.4                                 Claims.

(a)                                  If any Party seeks indemnification under this Article VIII (the “Indemnified Party”) other than in connection with a Third Party Proceeding, such Party shall give reasonable written notice to the other Party (the “Indemnifying Party”) of the facts and circumstances giving rise to the claim; provided that the failure to so notify an Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent such failure shall have materially prejudiced the Indemnifying Party.

(b)                                 If any suit, action, charge, complaint, grievance, hearing, claim, liability, obligation or proceeding (a “Proceeding”) shall be brought or asserted by any third party (a “Third Party Proceeding”) which, if adversely determined, would entitle the Indemnified Party to indemnity pursuant to this Article VIII, the Indemnified Party shall within thirty (30) days notify the Indemnifying Party of the same in writing, specifying in detail the basis of such claim and the facts pertaining thereto and attaching a copy of any summons, complaint or other pleading served upon the Indemnified Party; provided that the failure to so notify an Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent such failure shall have materially prejudiced the Indemnifying Party.  The Indemnifying Party may, in its discretion and at its sole expense, elect to assume and control the defense of such Third Party Proceeding, provided that:

(i)                                    the Indemnifying Party shall employ counsel reasonably satisfactory to the Indemnified Party;

(ii)                                the Indemnifying Party shall furnish the Indemnified Party with evidence to the Indemnified Party’s reasonable satisfaction that the Indemnifying Party is and will be able to satisfy any such liability;

(iii)                            the Indemnifying Party shall not settle or compromise any Third Party Proceeding without the express written consent of the Indemnified Party, which consent may not be unreasonably withheld unless such settlement involves the issuance of injunctive or other forms of non-monetary relief, in either case binding upon the Indemnified Party, or a plea of guilty, or nolo contendere on the part of any Indemnified Party in any criminal or quasi-criminal Proceeding or which involves any admission of liability, responsibility, culpability or guilt on the part of the Indemnified Party or which has any collateral estoppel effect on the Indemnified Party;

(iv)                              [Intentionally Omitted];

(v)                                  the Indemnifying Party shall not be entitled to assume control of any Third Party Proceeding and shall pay the fees and expenses of counsel retained by the Indemnified Party if (x) the Third Party Proceeding relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, or (y) the claim seeks an injunction or equitable relief against the Indemnified Party.  With respect to the actions, lawsuits, investigations, proceedings and other claims that are the subject of this Section 8.4(b)(v), the Indemnifying Party shall have the right to retain its own counsel (but the expenses of such counsel shall be at the expense of the Indemnifying Party) and participate therein, and no Indemnifying Party shall be liable for any settlement of any such action, proceeding or claim without its written consent (which consent shall not be unreasonably delayed or withheld); and

(vi)                              in the event any Third Party Proceeding shall be brought or asserted which is reasonably probable to cause the Indemnified Party to be ineligible for full indemnity pursuant to this Article VIII, by reason of the Cap or Purchase Price Cap, the Indemnified Party may elect to participate in a joint defense of such Third Party Proceeding (a “Joint Defense Proceeding”), the Indemnified Party shall pay for the expenses of such joint defense.

(c)                                  If the Indemnifying Party is permitted to assume and control the defense of a Third Party Proceeding and elects to do so, it shall provide notice thereof to the Indemnified Party within thirty (30) days after the Indemnified Party has given notice of the matter.  In such event, counsel shall be reasonably acceptable to the Indemnified Party.  Subject to Section 8.4(b)(v), the Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party, unless (x) the employment thereof has been specifically authorized by the Indemnifying

Party in writing or (y) the Indemnifying Party has failed to assume the defense and employ counsel.

(d)                                 Without regard to whether the Indemnifying Party or the Indemnified Party is defending a Proceeding, if in the reasonable judgment of the Indemnified Party it would be materially harmed or otherwise materially prejudiced by not entering into a proposed settlement or compromise and the Indemnifying Party withholds consent to such settlement or compromise, the Indemnified Party may enter into such settlement or compromise, but such settlement or compromise shall not be conclusive as to the existence or amount of the liability of the Indemnifying Party to the Indemnified Party.  ; Notwithstanding the foregoing, in the event that the Indemnifying Party withholds such consent to settlement or compromise but the Indemnified Party elects to enter into such settlement or compromise with a third party, then the Indemnifying Party may, at its election, require the Indemnified Party to, and the Indemnified Party shall, share equally the Losses associated with such settlement or compromise, provided that (i) the Indemnifying Party may assert the right to require such sharing of Losses for one (1) and only one (1) settlement or compromise of a Third Party Proceeding and (ii) the Indemnifying Party may not assert the right to required sharing of Losses described in this paragraph with respect to claims for indemnification that would reasonably be expected to result in aggregate Losses of the Indemnified Party (including Losses arising from other, unrelated claims) exceeding the Cap.

8.5                                 Interest.  If any payment pursuant to a claim for indemnification pursuant to this Article VIII is found to be due to an Indemnified Party (whether such claim is subject to defense pursuant to Section 8.4 or otherwise), interest shall accrue on such amount for the period beginning on the date the claim for indemnification was made by the Indemnified Party and ending on the date the payment is made at an interest rate equal to the Prime Rate.

8.6                                 Other Indemnification Provisions.  Each Stockholder hereby agrees that such Stockholder will not make any claim for indemnification against the Company or any Affiliate of the Company by reason of the fact that such Stockholder was a stockholder, director, officer, employee or agent of any such entity or is or was serving at the request of any such entity as a director, officer, employee or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses or expenses) with respect to any action, suit, proceeding, complaint, claim or demand brought by a Purchaser Indemnitee against any Stockholder (if such action, suit, proceeding, complaint, claim or demand arises under this Agreement); provided, however, that nothing in this Section 8.6 shall in any way restrict the rights of a Stockholder to seek indemnification for a claim brought by a party other than a Stockholder, which claim, if made against the Company, would not give rise to an indemnification right by the Purchaser.  Each Stockholder hereby acknowledges that it will have no claims or right to contribution or indemnity from the Company or any of its Affiliates with respect to amounts paid by any Stockholder pursuant to this Article VIII.

8.7                                 Mitigation.  Notwithstanding anything herein to the contrary, no Party shall be entitled to indemnification or reimbursement under any provision of this Agreement for any amount to the extent such party has been indemnified or reimbursed for such amount under any other provision of this Agreement.  An Indemnified Party shall use commercially reasonable efforts to mitigate, to the extent reasonably practicable under the circumstances, any Losses that could reasonably be expected to give rise to any claim for indemnification under this Agreement with respect to such Losses.  Furthermore, (i) in the event any Losses related to a claim by a party hereto are covered by third party insurance, such party agrees to use commercially reasonable efforts to seek recovery from such third party insurance, and (ii) in the event that the Indemnified Party or its Affiliates has rights against any other Persons with respect to the subject matter underlying an indemnification claim pursuant to this Article VIII, the Indemnified Party shall use commercially reasonable efforts to pursue such rights.

8.8                                 Exclusive Remedy.  Each Party acknowledges and agrees that, except (i) in the event of fraud or intentional misrepresentations by any Seller in connection with this Agreement or the transactions contemplated hereby, or (ii) specific performance (including with respect to the conveyance by the Stockholders to the Purchaser of the Acquired Shares) and/or injunctive relief, the provisions of Article VIII shall be the sole and exclusive remedies for breaches of representations and warranties contained in this Agreement, the failure or non-performance of any covenants or agreements contained in this Agreement, or any other claim in connection with the transactions contemplated by this Agreement. Subject to the immediately preceding sentence, the Parties acknowledge and agree that the remedies available in Article VIII supersede any other remedies available at law or in equity.

ARTICLE IX

MISCELLANEOUS

9.1                                 Appointment of Seller Representatives.

(a)                                  By virtue of his or her execution of this Agreement, each Stockholder hereby appoints each of Emma M. Lopo-Sullivan and Catherine G. Moran to jointly serve as the Stockholders’ representatives for and on behalf of the Stockholders, to give and receive notices and communications, to agree to, negotiate, enter into settlements and compromises of, and comply with Orders with respect to such claims, to take all other actions on behalf of the Stockholders as is explicitly contemplated by this Agreement (including Article II) and to take all actions necessary or appropriate in the judgment of the Seller Representatives for the accomplishment of the foregoing.  Notices or communications to or from the Seller Representatives shall constitute notice to or from each Seller.  The Seller Representatives shall act jointly, and not individually, provided that the Seller Representatives may execute documents in counterparts.

(b)                                 Notwithstanding anything to the contrary set forth in this Agreement, any decision, act, consent or instruction of the Seller Representatives with respect to any matters contemplated hereby shall constitute a decision, act, consent or instruction of all of the Stockholders and shall be final, binding and conclusive upon each of the Stockholders, and the Purchaser shall be entitled to rely on each such decision, act, consent or instruction of the Seller Representatives as being the decision, act, consent or instruction of each of the Stockholders.  The Purchaser is hereby relieved from any liability to any person for any acts done by them in reliance upon, or in accordance with, any such decision, act, consent or instruction of the Seller Representatives.

(c)                                  The Seller Representatives shall not be liable to the other Stockholders for any act done or omitted hereunder as Seller Representatives while acting in good faith and in the exercise of reasonable judgment, even though such act or omission constitutes negligence on the part of such Seller Representatives.  For the avoidance of any doubt, nothing in this Section 9.1 shall in any way impact any liability that the Seller Representatives may have in his or her capacity as a Stockholder.  The Seller Representatives shall only have the duties expressly stated in this Agreement and shall have no other duty, express or implied.  The Seller Representatives may, at the sole cost and expense of the Stockholders, engage attorneys, accountants and other professionals and experts.  The Seller Representatives may in good faith rely conclusively upon information, reports, statements and opinions prepared or presented by such professionals, and any action taken by the Seller Representatives based on such reliance shall be deemed conclusively to have been taken in good faith and in the exercise of reasonable judgment.  Each Stockholder (in accordance with such Stockholder’s Pro Rata Portion) shall indemnify the Seller Representatives and hold each Seller Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Seller Representatives and arising out of or in connection with the acceptance or administration of the Seller Representatives’ duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Seller Representatives (“Seller Representatives Expenses”).

(d)                                 In the event of the death or incapacity of any Seller Representative or the unwillingness of any Seller Representative to continue to serve as such, the other Seller Representative shall have the authority to exercise, individually, all the rights and obligations of the Seller Representatives hereunder.

(e)                                  Purchaser shall pay to the Seller Representatives One Hundred Thousand Dollars ($100,000) (the “Indemnification Expense Cash”) from the Estimated Base Purchase Price otherwise payable to the Stockholders.  The Seller Representatives shall pay such amount into a bank account established by them prior to the Effective Time (the “Seller Representatives’ Custody Account”).  The Indemnification Expense Cash shall be held by the Seller Representatives as a source of funds for the payment of Seller Representatives Expenses, incurred in connection with the prosecution, defense, settlement or negotiation of any claim hereunder, or any disputes relating hereto, brought by or against the Stockholders or the Seller Representatives hereunder.  In the event any funds remain in the Seller Representatives’ Custody Account at the end of the period ending on the eighteen (18) month anniversary of the Closing Date, the Seller Representatives shall disburse such amounts from escrow to the Stockholders in accordance with their Pro Rata Portions, unless there are unresolved claims for indemnification outstanding on such date, in which case appropriate funds shall be held until such claims are resolved or finally determined; and, further, to the extent any funds remain in the Seller Representatives’ Custody Account they shall be paid to the Stockholders in accordance with their respective Stockholders’ Pro Rata Portions.  In the event that the Indemnification Expense Cash in the Seller Representatives’ Custody Account is insufficient to cover the payment of the Seller Representatives Expenses, the Stockholders shall, severally in proportion to their respective Stockholders’ Pro Rata Portions, pay or reimburse the Seller Representatives for such expenses incurred by Seller Representatives in such capacity.  Furthermore, in the event that the Indemnification Expense Cash in the Seller Representatives’ Custody Account is insufficient to cover the payment of the Seller Representatives Expenses, upon request of the Seller Representatives, the Stockholders shall advance reasonable out-of-pocket expenses to the Seller Representatives severally in proportion to their respective Stockholders’ Pro Rata Portions.  The Stockholders shall, severally in proportion to their respective Stockholders’ Pro Rata Portions, further indemnify the Seller Representatives against any losses arising out of actions taken or omitted to be taken in their capacity as the Seller Representatives under this Agreement (except in the case of willful misconduct by the Seller Representatives), including the reasonable costs and expenses of investigation and defense of claims not otherwise covered by the Indemnification Expense Cash.  In the event that the Seller Representatives shall have incurred any loss for which they are entitled to indemnification by the Stockholders and is not otherwise reimbursed, the Seller Representatives may deduct the amount of such loss from the proceeds of the Seller Representatives’ Custody Account otherwise distributable to the Stockholders (if any) on the date that any Indemnification Expense Cash is to be released to the Stockholders.

9.2                                 Entire Agreement.  This Agreement (including the Ancillary Agreements and the Exhibits and Schedules thereto) set forth the entire agreement and understanding among the Parties hereto with respect to the subject matter hereof (and thereof) and merge and supersede all prior discussions, agreements (including that certain Confidentiality Agreement, dated September 11, 2009, by and between the Company and the Purchaser) and understandings of every kind and nature between them (whether oral or written), and no Party hereto will be bound by any such prior representation, warranty, covenant, term or condition other than as expressly provided for in this Agreement.

9.3                                 Successors and Assigns.  The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors of the Parties hereto.  This Agreement may not be assigned (by agreement, by operation of Law or otherwise) by the Parties hereto without the prior written consent of the other Parties hereto; provided, however, that the Purchaser may assign this Agreement to any of its Affiliates following the Closing.

9.4                                 Counterparts.  This Agreement may be executed in two (2) or more counterparts, each of which will be deemed to be an original, but all of which together constitute one and the same instrument.  This Agreement may be signed and delivered by facsimile and any such signature shall be deemed an original.

9.5                                 Headings. The headings of the Articles, Sections and other subdivisions of this Agreement are inserted for convenience only and will not be deemed to constitute part of this Agreement or to affect the meaning or interpretation hereof.

9.6                                 Amendments.  This Agreement may not be amended or modified except by an instrument in writing signed by each of the Parties hereto.

9.7                                 No Third Party Beneficiary Rights.  This Agreement is not intended to and shall not be construed to give any Person other than the signatory parties hereto (and to the extent specifically set forth in Article VIII, the Purchaser Indemnitees) any interest or rights (including any third party beneficiary rights) with respect to or in connection with any Agreement or provision contained herein or contemplated hereby.

9.8                                 Expenses.  Except as otherwise provided in this Agreement, each of the Stockholders and Purchaser will pay all costs and expenses incurred by it or on its behalf in connection with this Agreement and the transactions contemplated hereby, including, without limiting the generality of the foregoing, fees and expenses of its own financial consultants, accountants and legal counsel.

9.9                                 Notices.  All notices and other communications required or permitted to be made under this Agreement shall be in writing and shall be deemed duly given for all purposes (i) on the date of delivery, if delivered personally or by confirmed telecopier transmission, (ii) on the next Business Day after delivery by a recognized overnight carrier, or (iii) on the date of receipt or refusal of delivery, if sent by United States certified mail, return receipt requested, postage prepaid, and addressed as follows (or at such other address as any Party shall provide to the other Parties by notice given pursuant to this Section 9.9):

if to Stockholders, to:

PerformTech, Inc.

810 King Street, Ste. 200

Alexandria, Virginia 22314

Telecopy No.:  (703) 548-2981

Attention:  Emma M. Lopo-Sullivan and Catherine G. Moran, Seller Representatives

with a copy to (which copy shall not constitute notice to any Party):

Pillsbury Winthrop Shaw Pittman LLP

1650 Tysons Boulevard, Suite 1400

McLean, VA  22102

Telecopy:  (703) 770-7901

Attention: Matthew B. Swartz, Esq.

if to the Company, to:

PerformTech, Inc.

810 King Street, Ste. 200

Alexandria, Virginia 22314

Telecopy No.: (703) 548-2981

Attention:  Emma M. Lopo-Sullivan and Catherine G. Moran

with a copy to:

Pillsbury Winthrop Shaw Pittman LLP

1650 Tysons Boulevard, Suite 1400

McLean, VA  22102

Telecopy:  (703) 770-7901

Attention: Matthew B. Swartz, Esq.

if to Purchaser, to:

General Physics Corporation

6095 Marshalee Drive, Suite 300

Elkridge, Maryland 21075

Telecopy No.:  (410) 540-5302

Attention:  Kenneth L. Crawford, Esq.

with a copy to (which copy shall not constitute notice to any Party):

DLA Piper US LLP

6225 Smith Avenue

Baltimore, Maryland  21209

Telecopy No.:  (410) 580-3169

Attention:  Kelly Tubman Hardy, Esq.

9.10                           Governing Law.  All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.  In furtherance of the foregoing, the internal Law of the State of Delaware shall control the interpretation and construction of this Agreement (and all schedules and exhibits hereto), even though under the choice of law or conflict of law analysis of the State of Delaware, the substantive law of some other jurisdiction would otherwise apply.

9.11                           Severability.  If any provision of this Agreement is invalid, illegal or incapable of being enforced, all other provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party.  Upon such determination that any provision is invalid, illegal or incapable of being enforced, the Parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions hereby are fulfilled.

9.12                           Dispute Resolution.  Except with respect to the matters contained in Sections 2.3(f), 2.4(e) and 7.1 hereof, each party hereby irrevocably submits to the jurisdiction in the Federal District Court for the Eastern District of Virginia over any action or proceeding arising out of or relating to this Agreement, or, in the event that the Federal District Court of the Eastern District of Virginia refuses to hear such action or proceeding, then such action or proceeding shall be held in the state court of the Commonwealth of Virginia located nearest to Alexandria, Virginia.  Each party hereby irrevocably and unconditionally waives and agrees not to plead, to the fullest extent provided by Law, any objection it may have to venue and the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts.

9.13                           Waiver of Trial by Jury.  EACH PARTY HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THIS AGREEMENT OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH.  THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY EACH PARTY, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE.  EACH PARTY, AS APPLICABLE, IS HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY SUCH PARTY.

9.14                           Publicity.  Any public announcement, press release or similar publicity with respect to this Agreement will be issued, if at all, at such time and in such manner as the Purchaser and Seller Representatives mutually agree; provided, however, that the Purchaser may (i) issue a press release(s) substantially in the form attached hereto as Exhibit M, and (ii) make such disclosures as are required, or Purchaser’s outside counsel informs it are advisable, under United States securities Laws.  Except as otherwise required by applicable Law or regulation, Sellers will not issue or permit any of their respective Affiliates, stockholders, directors, officers, employees or agents to issue any press release or make any other public statement, in each case relating to or connected with or arising out of this Agreement or the transactions contemplated hereby, without obtaining the prior written consent of Purchaser.  If a Seller determines, upon written advice of counsel, that it is required by Law to make an announcement, it will use its best efforts to consult with, and obtain the written consent of, the Purchaser before making the announcement.

[Signatures appear on following page.]

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be duly executed on its behalf as of the date first above written.

PURCHASER:

GENERAL PHYSICS CORPORATION

By:
Scott Greenberg, Chief Executive Officer

COMPANY:

PERFORMTECH, INC.

By:
Catherine G. Moran, President

STOCKHOLDERS:

Emma M. Lopo-Sullivan

Catherine G. Moran

Richard M. Thackray, Jr.

Philip C. Thackray

SELLER REPRESENTATIVES:

Emma M. Lopo-Sullivan

Catherine G. Moran